                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary
                                [ ] Confidential, for Use of the Commission Only
                                    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CENDANT CORPORATION
                (Name of Registrant as Specified In Its Charter)

 ......................................N/A.......................................
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X} No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of securities to which transaction applies:


         .......................................................................

         2) Aggregate number of securities to which transaction applies:


         .......................................................................

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


         .......................................................................

         4) Proposed maximum aggregate value of transaction:


         .......................................................................

         5) Total fee paid:
         .......................................................................

[ ] Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1) Amount Previously Paid:

         .......................................................................

         2) Form, Schedule or Registration Statement No.:

         .......................................................................

         3) Filing Party:

         .......................................................................

         4) Date Filed:

         .......................................................................

                               [GRAPHIC OMITTED]



Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Cendant Corporation, which will be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, on May 27, 1999 at 10:00 a.m., New York Time. We look forward to greeting as many of our stockholders as possible.


     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be conducted at the Annual Meeting and provides other information concerning the Company which you should be aware of when you vote your shares.


     Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Stockholders of record can vote their shares by using the telephone or by marking your votes on the enclosed proxy card, signing, dating and mailing the proxy card in the enclosed envelope. If you decide to attend the Annual Meeting and vote in person, you may then withdraw your proxy.


     Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket.


     On behalf of the Board of Directors and the employees of Cendant Corporation, I would like to express my appreciation for your continued interest in the affairs of the Company.


Sincerely,



/s/ Henry R. Silverman
----------------------
Henry R. Silverman
Chairman of the Board,
President and Chief Executive Officer

                              CENDANT CORPORATION
                              9 WEST 57TH STREET
                           NEW YORK, NEW YORK 10019


                 NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS
                                 TO BE HELD ON
                                 MAY 27, 1999

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cendant Corporation (the "Company") will be held on Thursday, May 27, 1999 at 10:00 a.m., Eastern Time, at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936 (the "Meeting") to consider and vote upon the following matters:

   1. To elect five directors for a three-year term and until their successors are duly elected and qualified;

   2. Ratification of the appointment of Deloitte & Touche LLP as the auditors of the Company's financial statements for fiscal year 1999;

   3. To approve and adopt certain amendments to the Company's Amended and Restated By-Laws (the "By-Law Amendments");

   4. A stockholder's proposal, NOT recommended by the Board of Directors, relating to the classification of the Board of Directors; and

   5. Approval of such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on March 29, 1999 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Meeting will be available for examination by any stockholders, for any purpose germane to the Meeting, for 10 days prior to the Meeting during ordinary business hours at the site of the Meeting.

     Attendance at the Meeting will be limited to stockholders as of the record date, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, Cendant Corporation, 9 West 57th Street, New York, New York 10019, and include proof of ownership, such as a bank or brokerage firm account statement or letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Meeting. Admission to the Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached Proxy Statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. This will ensure the presence of a quorum at the Meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. A reply envelope, for which no postage is required if mailed within the United States, is enclosed for your convenience. Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by calling a specially designated telephone number set forth on the enclosed proxy card. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person, as your proxy is revocable at your option.

                                        By Order of the Board of Directors
                                        /s/ JEANNE M. MURPHY
                                        --------------------
                                        JEANNE M. MURPHY
                                        Secretary

Dated: March 31, 1999

                              CENDANT CORPORATION
                              9 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019
                               ----------------
                                PROXY STATEMENT
                               ----------------
                       ANNUAL MEETING OF STOCKHOLDERS TO
                       BE HELD ON THURSDAY, MAY 27, 1999
                               ----------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Cendant Corporation, a Delaware corporation (the "Company"), to be voted at the 1999 Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This Proxy Statement, the accompanying notice and the enclosed proxy card are first being mailed to stockholders on or about March 31, 1999.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Shares of the Company's common stock, par value $.01 per share (the "Common Stock"), represented by proxies received by the Company (whether through the return of the enclosed proxy card or by telephone), where the stockholder has specified his or her choice with respect to the proposals described in this Proxy Statement (including the election of directors), will be voted in accordance with the specification(s) so made. If your proxy is properly executed but does not contain voting instructions, or if you use telephone voting without indicating how you want to vote, your shares will be voted "FOR" the election of all five nominees for the Board of Directors, "FOR" the ratification of the appointment of Deloitte & Touche LLP as auditors of the Company's financial statements for the year ending December 31, 1999, "FOR" the approval of the By-Law Amendments and "AGAINST" the stockholder's proposal listed as Item 4 on the Notice of Annual Meeting.

     Except as provided below, any proxy may be revoked at any time prior to its exercise by notifying the Secretary in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     For participants in the Cendant Corporation Employee Savings Plan (the "Employee Savings Plan") and the Cendant Membership Services, Inc. Savings Incentive Plan (the "Savings Incentive Plan" and together with the Employee Savings Plan, the "Savings Plans") with shares of Common Stock credited to their accounts, voting instructions for the trustees of the Savings Plans are also being solicited through this Proxy Statement. In accordance with the provisions of the Savings Plans, the trustees will vote shares of Common Stock in accordance with instructions received from the participants to whose accounts such shares are credited. To the extent such instructions are not received prior to twelve o'clock noon, Eastern Time, on May 20, 1999, the trustee of the Employee Savings Plan will vote the shares with respect to which it has not received instructions proportionately in accordance with the shares for which it has received instructions, and the trustee under the Savings Incentive Plan will abstain from voting such shares. Instructions given with respect to shares in accounts of the Savings Plans may be changed or revoked only in writing, and no such instructions may be revoked after twelve o'clock noon, Eastern Time, on May 20, 1999. Participants in the Savings Plans are not entitled to vote in person at the Meeting.

     If a participant in a Savings Plan has shares of Common Stock credited to his or her account in one of the Savings Plans and also owns other shares of Common Stock, he or she should receive separate proxy cards for shares credited to his or her account in the Savings Plans and any other shares that he or she owns. All such proxy cards should be completed, signed and returned to the transfer agent to register voting instructions for all shares owned by him or her or held for his or her benefit in such Savings Plans' Cendant Stock Fund.

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Common Stock. The Company has retained Innisfree M&A Incorporated to aid in the solicitation of proxies. It is estimated that the fee for Innisfree M&A Incorporated will be approximately $15,000.00 plus reasonable out-of-pocket costs and expenses. Such fee will be paid by the Company.


     A copy of the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission for its latest fiscal year is available without charge to stockholders upon written request to Cendant Corporation, 9 West 57th Street, New York, New York 10019, Attention: Investor Relations.

                               TABLE OF CONTENTS




                                                                                            PAGE
                                                                                           -----
VOTING SECURITIES AND PRINCIPAL HOLDERS ................................................     1
 Outstanding Shares and Voting Rights ..................................................     1
 Security Ownership of Certain Beneficial Owners and Management ........................     3
ELECTION OF DIRECTORS [Proposal 1] .....................................................     4
 General ...............................................................................     4
 Information Regarding the Nominees for Term Expiring in 2002 ..........................     5
 Information Regarding Directors Whose Terms Expire in 2000 ............................     6
 Information Regarding Directors Whose Terms Expire in 2001 ............................     7
 Committees and Meetings of the Board of Directors .....................................     8
 Accounting Issues, Class Action Litigation and Management and Corporate Governance
  Changes ..............................................................................    10
EXECUTIVE OFFICERS .....................................................................    12
EXECUTIVE COMPENSATION AND OTHER INFORMATION ...........................................    14
 Summary Compensation Table of the Named Executive Officers ............................    14
 Option Grants Table for the Named Executive Officers ..................................    15
 Option Exercises and Year-End Option Value Table for the Named Executive Officers .....    17
 Pension Plans .........................................................................    17
 Ten Year Option/SAR Repricings ........................................................    18
 Employment Contracts and Termination, Severance and Change of Control
 Arrangements ..........................................................................    19
 Compensation Committee Report on Executive Compensation ...............................    21
 Compensation Committee Interlocks and Insider Participation ...........................    24
 Performance Graph .....................................................................    24
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .........................................    25
 Relationship with Chartwell ...........................................................    25
 Relationship with Avis Rent A Car, Inc. ...............................................    26
 Relationship with NRT .................................................................    26
 Other Relationships ...................................................................    29
 Claims of Certain Current and Former Officers and Directors of the Company and HFS ....    30
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT ......................................    30
RATIFICATION OF APPOINTMENT OF AUDITORS [Proposal 2] ...................................    31
APPROVAL OF BY-LAW AMENDMENTS [Proposal 3] .............................................    32
STOCKHOLDER PROPOSAL CONCERNING DECLASSIFICATION OF THE
 BOARD OF DIRECTORS [Proposal 4] .......................................................    33
STOCKHOLDER PROPOSALS ..................................................................    35
APPENDIX A -- BY-LAW AMENDMENTS ........................................................    36

                    VOTING SECURITIES AND PRINCIPAL HOLDERS


OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the Common Stock at the close of business on March 29, 1999 are entitled to notice of, and to vote at, the Meeting. On that date, the Company had outstanding 779,323,336 shares of Common Stock, held of record by 10,821 shareholders.

     The presence, in person or by proxy, of the holders of not less than one-third of the Common Stock entitled to vote at the Meeting will constitute a quorum. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Common Stock vote together as a single class, with each record holder of Common Stock entitled to one vote per share.

     Directors shall be elected by a plurality of the votes of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of Directors. Under applicable Delaware law, in determining whether such nominees have received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect on the outcome of the vote.

     Approval of the proposal relating to the ratification of the appointment of auditors of the Company's financial statements requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

     The Company's Amended and Restated By-Laws (the "By-Laws") state that the affirmative vote of 80% of the shares of Common Stock entitled to vote in the election of Directors (the "80% Vote Requirement") is necessary for stockholders to approve the By-Law Amendments. Based on advice of counsel, the Company believes that the 80% Vote Requirement is invalid and unenforceable under Delaware law, as the 80% Vote Requirement limits the power of the Company's stockholders to adopt, amend or repeal the By-Laws in contravention of the rights of stockholders under Delaware law. While the Company is soliciting approval of the By-Law Amendments pursuant to the 80% Vote Requirement, if a majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Meeting approves the By-Law Amendments, but the 80% Vote Requirement is not satisfied, the Company intends to treat the By-Law Amendments as having been validly approved and adopted in accordance with Delaware law. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

     Approval of the stockholder's proposal requires the affirmative vote of a majority of the shares of Common Stock present and represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, absentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.

     In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

      o  indicate your instructions on the proxy;

      o  date and sign the proxy;

      o  mail the proxy promptly in the enclosed envelope; and

      o allow sufficient time for the proxy to be received before the date of the Meeting.

     Alternatively, in lieu of returning signed proxy cards, the Company's stockholders of record can vote their shares by calling a specially designated telephone number. The phone voting procedure is designed to authenticate stockholders' identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. Specific instructions for stockholders of record who wish to use the telephone voting procedure are set forth on the enclosed proxy card. A proxy may be revoked at any time prior to the voting at the Meeting by submitting a later dated proxy (including a proxy by telephone), by giving timely written notice of such revocation to the Secretary of the Company or by attending the Meeting and voting in person.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The information set forth on the following table is furnished as of March 29, 1999 (unless otherwise specified) with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors, certain of its executive officers, and all of its executive officers and directors as a group.


                                                                               OF THE TOTAL
                                                                             NUMBER OF SHARES
                                              TOTAL AMOUNT                  BENEFICIALLY OWNED,
                                                OF SHARES     PERCENT OF    SHARES WHICH MAY BE
                                              BENEFICIALLY   COMMON STOCK     ACQUIRED WITHIN
NAME                                            OWNED (1)      OWNED (2)        60 DAYS (3)
-------------------------------------------- -------------- -------------- --------------------
PRINCIPAL STOCKHOLDERS:
Capital Research and
  Management Company (4)                      105,145,240        13.49%            N/A
  333 South Hope Street
  Los Angeles, CA 90071

Massachusetts Financial
  Services Company(5)                          55,904,878         7.17%            N/A
  500 Boylston Street
  Boston, MA 02116-3741

DIRECTORS AND EXECUTIVE OFFICERS(6):
  Henry R. Silverman                           20,486,622         2.63%         20,286,622
  Stephen P. Holmes(7)                          2,811,967            *           2,651,480
  Robert D. Kunisch(8)                          2,321,695            *           1,293,678
  Michael P. Monaco                             1,927,921            *           1,911,325
  James E. Buckman                              2,498,812            *           2,479,712
  Leonard S. Coleman                              146,155            *             146,155
  Martin L. Edelman                                86,155            *              86,155
  Dr. Carole G. Hankin                             26,200            *              26,000
  The Rt. Hon. Brian Mulroney,
   P.C. LL.D                                      146,155            *             146,155
  Robert E. Nederlander                           146,155            *             146,155
  Robert W. Pittman                               626,775            *             626,775
  Robert P. Rittereiser                           112,188            *              68,750
  E. John Rosenwald, Jr.                          203,936            *             146,155
  Leonard Schutzman                               150,955            *             133,327
  Robert F. Smith(9)                              150,961            *             146,155
  John D. Snodgrass(10)                         6,337,504            *           5,064,822
  Craig R. Stapleton(11)                           36,967            *              26,000
  John W. Chidsey                                 789,143            *             784,284
  David M. Johnson                                382,999            *             299,999
  Samuel L. Katz(12)                              813,682            *             805,207
  Richard A. Smith                              1,601,958            *           1,590,808
  Tobia Ippolito                                  116,884            *              93,094
EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP
 (22 PERSONS)(13):                             41,891,622         5.37%         38,958,813

----------
 *  Amount represents less than 1% of the outstanding Common Stock.

 (1) Shares beneficially owned includes direct and indirect ownership of shares and stock options that are currently exercisable or exercisable within 60 days.

 (2) Based on 779,323,336 shares of Common Stock outstanding on March 29,
     1999.

 (3) Includes stock options that are currently exercisable plus stock options that are exercisable within 60 days ("Vested Options").

 (4) Based upon the information contained in a Form 13G/A dated February 8, 1999 by Capital Research and Management Company, a registered investment advisor, Capital Research and Management Company beneficially owned 105,145,240 shares of Common Stock with sole power to vote none of such shares and shared power to dispose all of such shares.

 (5) Based upon the information contained in a Form 13-G/A dated February 11, 1999 by Massachusetts Financial Services Company ("MFS"), a registered investment adviser on behalf of itself and the other mutual funds and institutional clients of MFS, such persons beneficially owned 55,904,878 shares of Common Stock with sole power to vote 55,878,878 of such shares and sole power to dispose of all of such shares.

 (6) Such Director's and/or Executive Officer's Vested Options are deemed outstanding for purposes of computing the percentages of the class for such Director and/or Executive Officer.

 (7) Includes 2,883 shares of Common Stock held by Mr. Holmes' children.

 (8) Includes 167,892 shares of Common Stock held in a grantor retained annuity trust of which Mr. Kunisch is the income beneficiary, 78,621 shares of Common Stock held in the Employee Savings Plan and 781,504 shares held by Alibob Partners, L.P.

 (9) Includes 4,806 shares of Common Stock owned by a Keough plan of which Mr. Smith is the sole beneficiary. Amount does not include 19,244 shares of Common Stock held in the name of the Smith Family Foundation of which Mr. Smith is President, as to which Mr. Smith disclaims beneficial ownership.

(10) Amount does not include 33,600 shares held by The Snodgrass Foundation of which Mr. Snodgrass and his spouse are trustees but in which they have no pecuniary interest. Mr. Snodgrass disclaims beneficial ownership of such shares.

(11) Includes 500 shares of Common Stock held by Mr. Stapleton's wife, 3,093 shares of Common Stock held by Mr. Stapleton's mother, 3,374 shares of Common Stock held by trusts for the benefit of Mr. Stapleton's children and 2,000 shares of Common Stock held by Mr. Stapleton's son. Mr. Stapleton disclaims beneficial ownership of the aforementioned shares.

(12) Includes 180 shares of Common Stock held by Mr. Katz's spouse and 1,000 shares of Common Stock held by Mr. Katz's children.

(13) Vested Options of all Executive Officers and Directors are deemed outstanding for purposes of computing the percentage of class.


                             ELECTION OF DIRECTORS


                               [PROPOSAL NO. 1]


GENERAL

     The Board of Directors presently consists of seventeen members and is divided into three classes serving staggered three-year terms. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve for three years. The Board of Directors has nominated five candidates to be elected at the Meeting to serve as Class II directors for a three-year term ending at the 2002 annual meeting of stockholders and when their successors are duly elected and qualified. All nominees are currently directors of the Company. The terms of the remaining twelve directors expire at the Company's annual meeting of stockholders to be held in 2000 and 2001.

     Each nominee has consented to being named in this Proxy Statement and to serve if elected. If, prior to the Meeting, any nominee should become unavailable to serve, the shares of Common Stock represented by a properly executed and returned proxy (whether through the return of the enclosed proxy card or by telephone) will be voted for such additional person as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with the Company's Amended and Restated Certificate of Incorporation and By-Laws.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE AS DIRECTORS. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR THE ELECTION OF THE FIVE NOMINEES LISTED BELOW.

     Certain information regarding each nominee and as to each incumbent director whose term of office extends to 2000 and 2001 and who is, therefore, not a nominee for election as a director at the Meeting is set forth below as of March 15, 1998, including such individual's age and principal occupation, a brief account of such individual's business experience during at least the last five years and other directorships currently held.


INFORMATION REGARDING THE NOMINEES FOR TERM EXPIRING IN 2002

      Leonard S. Coleman      Robert E. Nederlander
      Leonard Schutzman       Robert F. Smith
      Craig R. Stapleton




     MR. COLEMAN, age 50, has been a Director of the Company since December 1997. Mr. Coleman was a Director of HFS from April 1997 until December 1997. Mr. Coleman has served as President of The National League of Professional Baseball Clubs since 1994, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman is a director of the following corporations which file reports pursuant to the Exchange Act: Avis Rent A Car, Inc., Owens Corning, The Omnicom Group, New Jersey Resources and H.J. Heinz Company. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Rent A Car Inc."

     MR. NEDERLANDER, age 65, has been a Director of the Company since December 1997. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Mr. Nederlander has been President and Director since November 1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. since April 1988 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. From February until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner since 1973. Mr. Nederlander has been President since October 1985 of Nederlander Television and Film Productions, Inc.; Chairman of the Board and Chief Executive Officer since January 1988 of Mego Financial Corp. ("Mego") and Vice Chairman of the Board since February 1988 to early 1993 of Vacation Spa Resorts, Inc., an affiliate of Mego. Mr. Nederlander was a director of Mego Mortgage Corp. from September 1996 until June 1998. Mr. Nederlander also served as Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993 and as Vice Chairman of Allis-Chalmers Corp. from 1993 through October 1996. He is currently a Director of Allis-Chalmers Corp. In October 1996, Mr. Nederlander became a director of New Communications, Inc., a publisher of community oriented free circulation newspapers. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

     MR. SCHUTZMAN, age 52, has been a Director of the Company since December 1997. Mr. Schutzman was a Director of HFS from August 1993 until December 1997. Mr. Schutzman is a professor at the William E. Simon Graduate School of Business at the University of Rochester in Rochester, New York. Mr. Schutzman was Senior Vice President of PepsiCo Inc. from February 1987 to April 1995.

     MR. SMITH, age 66, has been a Director of the Company since December 1997. Mr. Smith was a Director of HFS from February 1993 until December 1997. From November 1994 until August 1996, Mr. Smith also served as a Director of Chartwell. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer. Mr. Smith is currently an equity owner and Senior Managing Director of Car Component Technologies, Inc., an automobile parts remanufacturer, located in Bedford, New Hampshire.

     MR. STAPLETON, age 53, has been a Director of the Company since December 1997. Mr. Stapleton has been President of Marsh & McLennan Real Estate Advisors, Inc. since 1983. Mr. Stapleton is also a director of the following corporations which file reports pursuant to the Exchange Act: Alleghany Properties, Inc. (a subsidiary of Alleghany Corp.), Cornerstone Properties, T.B. Woods Inc. and Vacu Dry Co.


INFORMATION REGARDING DIRECTORS WHOSE TERMS EXPIRE IN 2000

      Henry R. Silverman           James E. Buckman
      Michael P. Monaco            Martin Edelman
      Stephen P. Holmes            Robert P. Rittereiser

     MR. SILVERMAN, age 58, has been President and Chief Executive Officer and Director of the Company since December 1997 and Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors since July 28, 1998. Mr. Silverman is also an officer and/or director of a number of subsidiaries of the Company. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS from May 1990 until December 1997. From November 1994 until February 1996, Mr. Silverman also served as Chairman of the Board and Chief Executive Officer of Chartwell Leisure Inc. ("Chartwell").

     MR. MONACO, age 51, has been a Vice Chairman and a Director of the Company since December 1997. Mr. Monaco is also Chairman and Chief Executive Officer of the Alliance Marketing Division of the Company since November 1998. Mr. Monaco was Chief Financial Officer of the Company from December 1997 until November 1998. Mr. Monaco was Vice Chairman and Chief Financial Officer of HFS from October 1996 until December 1997 and was a Director of HFS from January 27, 1997 until December 1997. Mr. Monaco also serves as a director and officer of several subsidiaries of the Company. Mr. Monaco served as Executive Vice President and Chief Financial Officer of the American Express Company, a financial services company, from September 1990 to June 1996. Mr. Monaco serves as a director of Avis Rent A Car, Inc., which files reports pursuant to the Exchange Act. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Rent A Car, Inc." and "--Relationship with NRT."

     MR. HOLMES, age 42, has been a Vice Chairman and Director of the Company and Chairman and Chief Executive Officer of the Travel Division of the Company since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a director and officer of several subsidiaries of the Company. Mr. Holmes is a director of the following corporations that file reports pursuant to the Exchange Act: Avis Rent A Car, Inc. and PHH Corporation, a wholly owned subsidiary of the Company. Mr. Holmes is also a Director of Avis Europe PLC. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Avis Rent A Car, Inc."

     MR. BUCKMAN, age 54, has been a Vice Chairman since November 1998 and General Counsel and a Director of the Company since December 1997. Mr. Buckman was a Senior Executive Vice President of the Company from December 1997 until November 1998. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and was Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman also serves as a director and officer of several subsidiaries of the Company. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a director of Chartwell. Mr. Buckman also serves as a Director of PHH Corporation, a wholly owned subsidiary of the Company, which files reports pursuant to the Exchange Act.

     MR. EDELMAN, age 57, has been a Director of the Company since December 1997. Mr. Edelman was a Director of HFS from November 1993 until December 1997. He has been a partner with Battle Fowler, a New York City law firm, from 1972 through 1993 and since January 1, 1994 has been Of Counsel to that firm. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a director of the following corporations which file reports pursuant to the Exchange Act: Avis Rent A Car, Inc., Capital Trust and Arcadia Trust. Mr. Edelman became Chairman of the Board of Directors of Avis Rent-A-Car, Inc. in December 1998. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationship with Chartwell", "--Relationship with Avis Rent A Car, Inc." and "--Other Relationships."

     MR. RITTEREISER, age 60, has been a Director of the Company since 1982 and is Chairman and Chief Executive Officer of Gruntal Financial L.L.C., an investment services firm based in New York City since 1995. He has been Chairman of Yorkville Associates Corp., a private investment and financial concern, since its formation in April 1989. He served as a Trustee of the DBL Liquidating Trust from April 1992 through April 1996. He served as a Director in 1990, as Chairman in November 1992, and as President and Chief Executive Officer from March 1993 until February 1995 of Nationar, a New York banking services company which was taken over on February 6, 1995 by the Acting Superintendent of Banks of New York State. He is a Director of the following corporations which file reports pursuant to the Exchange Act: Ferrofluidics Corporation and Interchange Financial Services Corporation.


INFORMATION REGARDING WHOSE TERMS EXPIRE IN 2001

      Robert D. Kunisch            Dr. Carole G. Hankin
      John D. Snodgrass            The Rt. Hon. Brian Mulroney, P.C., LL.D
      Robert W. Pittman            E. John Rosenwald, Jr.


     MR. KUNISCH, age 57, has been a Vice Chairman, Relationship Management and Corporate Development, and a Director of the Company since December 1997. Mr. Kunisch was a Vice Chairman of HFS from April 1997 to December 1997 and Chairman of the Board (since 1989), Chief Executive Officer (since 1988) and President (since 1984) of PHH Corporation. He is a director of the following corporations which file reports pursuant to the Exchange Act: CSX Corporation and GenCorp, Inc. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

     MR. SNODGRASS, age 41, has been a Director of the Company since December 1997. Mr. Snodgrass was a Director, President and Chief Operating Officer of HFS from February 1992 until December 1997 and was Vice Chairman of HFS from September 1996 until December 1997. From December 1997 until June 30, 1998, Mr. Snodgrass served as a consultant to the Company. From November 1994 through January 1996, Mr. Snodgrass served as Vice Chairman of the Board of Chartwell. Since December 1997, Mr. Snodgrass has been an independent investor. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

     DR. HANKIN, age 56, has been a Director of the Company since December 1997. Dr. Hankin is Superintendent of Schools in Syosset, New York, a suburban K-12 school district; she has served in that district since 1990.

     MR. MULRONEY, age 59, has been a Director of the Company since December 1997. Mr. Mulroney was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. He is a director of the following corporations which file reports pursuant to the Exchange Act:
Archer Daniels Midland Company Inc., Barrick Gold Corporation, Petrofina, S.A, TrizechahN Corporation Ltd. and Quebecor Printing Inc.

     MR. PITTMAN, age 45, has been a Director of the Company since December 1997. Mr. Pittman was a Director of HFS from July 1994 until December 1997. Since February 1998, Mr. Pittman has been President and Chief Operating Officer of America Online, Inc., a provider of internet online services. From October 1996 to February 1998, Mr. Pittman was President and Chief Executive Officer of AOL Networks, a unit of America Online, Inc. From September 1995 through October 1996, Mr. Pittman served as the Chief Executive Officer and Managing Partner of the Company's subsidiary, Century 21 Real Estate Corporation. From 1990 until September 1995, Mr. Pittman served as President and Chief

Executive Officer of Time Warner Enterprises, a business development unit of Time Warner Inc. and, from 1991 to September 1995, additionally, as Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks Inc. Mr. Pittman serves as a director of America Online, Inc., which files reports pursuant to the Exchange Act. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

     MR. ROSENWALD, age 68, has been a Director of the Company since December 1997. Mr. Rosenwald was a Director of HFS from September 1996 until December 1997. Mr. Rosenwald has been, since 1988, Vice Chairman of The Bear Stearns Companies Inc., an investment banking firm. Mr. Rosenwald also serves as a director of the following corporations which file reports pursuant to the Exchange Act: The Bear Stearns Companies Inc. and Hasbro, Inc. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships."

     Messrs. Holmes and Pittman were directors and Mr. Snodgrass was Chairman of the Board of Directors of AMRE, Inc. ("AMRE") within two years prior to January 20, 1997, the date on which AMRE filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Although the Company had a minor investment in AMRE, AMRE is not an affiliate of or otherwise related to the Company.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS


BOARD OF DIRECTORS

     The Board of Directors held eight meetings during 1998. In 1998, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served that were held after their appointment.


EXECUTIVE COMMITTEE

     From December 17, 1997 to July 28, 1998, the Executive Committee (which also acts as the nominating committee) was composed of Walter A. Forbes (Chairman), Henry R. Silverman, E. Kirk Shelton, Christopher K. McLeod, Robert
P. Rittereiser, Michael P. Monaco, Stephen P. Holmes and Martin L. Edelman. On July 28, 1998, a new Executive Committee of the Board of Directors was appointed which is composed of Messrs. Silverman (Chairman), Monaco, Holmes and Edelman (the "Executive Committee"). On August 27, 1998, James E. Buckman and Robert D. Kunisch were appointed to the Executive Committee. The Executive Committee has and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee has no power to (a) alter, amend or repeal the By-Laws or any resolution or resolutions of the Board of Directors,
(b) declare any dividend or make any other distribution to the stockholders of the Company, (c) appoint any member of the Executive Committee, or (d) take any other action which legally may be taken only by the full Board of Directors. The Chairman of the Board serves as Chairman of the Executive Committee. The Executive Committee held five meetings in 1998.

     Pursuant to the By-Laws, the Executive Committee acts as the nominating committee of the Board of Directors, nominating persons for election as directors. The By-Laws provide that until such time as all claims and causes of actions relating to the accounting issues at the former CUC International Inc. ("CUC") businesses as disclosed in a press release dated July 14, 1998 and a Current Report on Form 8-K of the Company, dated August 13, 1998 (the "Accounting Issues") have been settled, adjudicated or otherwise disposed of pursuant to a final determination that is no longer subject to appeal or review, (i) the Executive Committee shall nominate for election as directors Craig R. Stapleton and Robert P. Rittereiser or such alternate candidates as designated by Messrs. Stapleton and Rittereiser who are not reasonably objected to by the Executive Committee and (ii) in the event that any one or more of Mr. Stapleton, Mr. Rittereiser or Dr. Carole Hankin are not elected, resign or are removed as directors, the Board of Directors shall replace those individual(s) with an alternate director as designated by the remaining individuals specified above who are not reasonably objected to by the Board of Directors. The nominating committee did not meet in 1998. THE BOARD OF DIRECTORS HAS PROPOSED THE ELIMINATION OF THE FOREGOING PROVISION OF THE BY-LAWS UNDER PROPOSAL 3 HEREIN.

AUDIT COMMITTEE

     From December 17, 1997 until July 28, 1998, the Audit Committee (the "First Audit Committee") was composed of Frederick D. Green (Chairman), Robert
P. Rittereiser, E. John Rosenwald, Jr. and Robert E. Nederlander. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The First Audit Committee held 13 meetings in 1998.

     On July 28, 1998, Mr. Green tendered his irrevocable resignation to the Board of Directors of the Company which became effective on August 27, 1998. On August 27, 1998, the Audit Committee (the "New Audit Committee") was reconstituted and now is comprised of Leonard Schutzman (Chairman), The Rt. Hon. Brian Mulroney, Robert F. Smith and Robert W. Pittman. The New Audit Committee held three meetings in 1998.


COMPENSATION COMMITTEE

     The Compensation Committee (the "First Compensation Committee") was composed of Robert F. Smith (Chairman), Leonard Schutzman, Anthony G. Petrello and Robert T. Tucker. On July 28, 1998, a new Compensation Committee was appointed which is composed of Messrs. Smith (Chairman), Schutzman, Mulroney and Coleman (the "Compensation Committee"). As of January 1999, Mr. Mulroney no longer serves on the Compensation Committee. The Compensation Committee has the following powers and authority: (i) determining and fixing the compensation for all senior officers of the Company and those of its subsidiaries that the Compensation Committee shall from time to time consider appropriate, as well as all employees of the Company and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board; (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Company or, if the Compensation Committee shall so determine, any such plan of any subsidiary; and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Company or any subsidiary that the Compensation Committee shall from time to time consider appropriate. Each resolution of the Compensation Committee requires approval by at least three members of such committee. The Compensation Committee held six meetings in 1998.


LITIGATION COMMITTEE

     On July 28, 1998, the Board of Directors appointed a Litigation Committee composed of Robert P. Rittereiser, Craig R. Stapleton, E. John Rosenwald and Robert E. Nederlander (the "Litigation Committee"). The By-Laws provide the Litigation Committee with the following powers and authority: (i) full and exclusive power and authority to determine whether the prosecution of any pending or threatened stockholder derivative actions arising from or related to the Accounting Issues are or would be in the best interests of the Company and
(ii) full and exclusive power and authority to initiate, maintain or settle on behalf of the Company any direct action by the Company against any present or former director (whether sued as a director or as an officer) arising from or related to the Accounting Issues. The Litigation Committee did not meet during 1998. PURSUANT TO THE BY-LAW AMENDMENTS BEING CONSIDERED UNDER PROPOSAL 3, THE BOARD OF DIRECTORS HAS PROPOSED THE ELIMINATION OF THE LITIGATION COMMITTEE.


DIRECTOR COMPENSATION

     Non-Employee Directors (as defined in Rule 16b-3(b)(3) of the Exchange
Act) of the Company receive an annual retainer of $30,000, plus $4,000 for chairing a committee and $2,000 for serving as a member of a committee other than Chairman. On September 23, 1998, the Compensation Committee approved a requirement that 50% of the annual $30,000 stipend is to be paid to each Director in Common Stock of the Company. Non-Employee Directors also are paid $1,000 for each Board meeting attended and $500 ($1,000 for committee chair) for each Board committee meeting if held on the same day as a Board meeting and $1,000 ($2,000 for committee chair) for each Board committee meeting attended on a day on which there is no Board meeting. Non-Employee Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees.

     The Company provides $100,000 of term life insurance coverage for each Non-Employee Director to the beneficiary designated by such Non-Employee Director. In addition, the Company has purchased joint life insurance contracts in the amount of $1 million for each Director. Upon the death of such Director, while still in office, the Company will donate an aggregate of $1 million to one or more charitable organizations designated by such Director from the proceeds of such insurance policy. With the exception of such joint life insurance contracts, members of the Board of Directors who are officers or employees of the Company or any of its subsidiaries do not receive compensation or reimbursement of expenses for serving in such capacity.

     Non-Employee Directors have also received grants of stock options under one or more of the following plans: 1990 Directors Stock Option Plan, 1992 Directors Stock Option Plan, 1994 Director Stock Option Plan, the 1997 Stock Incentive Plan and the HFS Incorporated 1993 Stock Option Plan.

     Directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.


ACCOUNTING ISSUES, CLASS ACTION LITIGATION AND MANAGEMENT AND CORPORATE GOVERNANCE CHANGES

     Accounting Issues. On April 15, 1998, the Company announced that in the course of transferring responsibility for the Company's accounting functions from the former CUC personnel to former HFS accounting personnel as a result of the merger of HFS with and into CUC (the "Merger") and preparing for the reporting of first quarter 1998 results, it had discovered the Accounting Issues in the CUC business units. As a result, upon discovering the Accounting Issues, the Company together with its counsel and assisted by auditors, immediately began an intensive investigation. In addition, the Audit Committee of the Board of Directors engaged Willkie, Farr & Gallagher ("Willkie Farr") as special legal counsel and Willkie Farr engaged Arthur Andersen LLP to perform an independent investigation. On July 14, 1998, the Company announced that the accounting irregularities were greater than those initially discovered in April and that the irregularities affected the accounting records of all major business units of CUC. On August 13, 1998, the Company announced that its investigation of accounting irregularities and errors in the CUC business units was complete. On August 27, 1998, the Company announced that the Audit Committee of the Board of Directors had submitted its report (the "Report") to the Board of Directors on the investigation into the accounting irregularities and its conclusions regarding responsibility for those actions. A copy of the Report has been filed as an exhibit to the Company's Current Report on Form 8-K dated August 28, 1998. As a result of the accounting irregularities discovered by the investigation, the Company has restated its previously reported financial results for 1997, 1996 and 1995 and the first six months of 1998.

     Class Action Litigation and Government Investigation. As a result of the aforementioned Accounting Issues, numerous lawsuits claiming to be class actions, two lawsuits claiming to be brought derivatively on the Company's behalf and three individual lawsuits have been filed against the Company and, among others, its predecessor, HFS, and certain current and former officers and directors of the Company and HFS, asserting various claims under the federal securities laws and certain state statutory and common laws. In addition, the staff of the Securities and Exchange Commission (the "SEC") and the United States Attorney for the District of New Jersey are conducting investigations relating to the Accounting Issues. The SEC staff has advised the Company that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred. See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Claims of Certain Current and Former Officers and Directors of the Company and HFS."

     Management and Corporate Governance Changes. On July 28, 1998, Walter A. Forbes resigned as Chairman of the Company and as a member of the Board of Directors. Henry R. Silverman, President and Chief Executive Officer of the Company, was unanimously elected by the Board of Directors to be Chairman and will continue to serve as Chief Executive Officer and President of the Company. Ten members of the Board formerly associated with CUC also resigned.


     On July 28, 1998, the Board also approved the adoption of Amended and Restated By-Laws of the Company and voted to eliminate the governance plan adopted as part of the Merger, resulting in the elimination of 80% super-majority vote requirement provisions of the By-Laws relating to the composition of the Board and the limitations on the removal of the Chairman and the Chief Executive Officer.


     Stock Option Exchange and Cancellation. On September 23, 1998, the Compensation Committee approved an equity incentive program for the Company's senior management (the "Senior Management Program") and a program to effectively reprice certain company stock options granted to middle management of the Company during December 1997 and the first quarter of 1998. The Senior Management Program effectively modified the terms of certain options held by the executive and senior management of the Company. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were cancelled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and (c) 33% were exchanged for similar options with an exercise price equal to $9.8125 per share (the "New Price"). Although prior to the effectiveness of the Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unvested and will vest at the rate of 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 10.3 million options held by Messrs. Buckman, Holmes, Monaco and Kunisch (the "Named Executive Officers") (a) 25% were cancelled, (b) 25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. With respect to approximately 25 million options held by other senior management (approximately 40 persons) (the "Senior Management"), other than the Named Executive Officers,
(a) 10% were cancelled, (b) 40% were exchanged for similar options with an exercise price of $12.2656 per share (the New Price plus 25%), and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. In addition, to further align the interests of Senior Management (including the Named Executive Officers) with that of the Company's stockholders, the ability to obtain modified options was subject to such officers' agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base cash compensation. See "EXECUTIVE COMPENSATION AND OTHER INFORMATION--Ten Year Option/SAR Repricings."

                              EXECUTIVE OFFICERS

     The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. All executive officers are appointed at the annual meeting or interim meetings of the Board of Directors. Each executive officer is appointed by the Board to hold office until his or her successor is duly appointed and qualified:




NAME                                         OFFICE OR POSITIONS HELD
-------------------- -----------------------------------------------------------------------
Henry R. Silverman   Chairman of the Board, President and Chief Executive Officer
James E. Buckman     Vice Chairman, General Counsel and Assistant Secretary
Stephen P. Holmes    Vice Chairman, Chairman and Chief Executive Officer, Travel Division
Robert D. Kunisch    Vice Chairman, Relationship Management and Corporate Development
Michael P. Monaco    Vice Chairman, Chairman and Chief Executive Officer, Alliance
                     Marketing Division
John W. Chidsey      Chairman and Chief Executive Officer, Insurance/Wholesale Segment
David M. Johnson     Senior Executive Vice President and Chief Financial Officer
Samuel L. Katz       Executive Vice President, Strategic Development
Richard A. Smith     Chairman and Chief Executive Officer, Real Estate Division
Tobia Ippolito       Senior Vice President and Corporate Controller

     Other than as set forth below, for biographical information concerning the Executive Officers of the Company, see "Election of Directors."




NAME                                       OFFICE OR POSITIONS HELD
------------------ -----------------------------------------------------------------------
John W. Chidsey    Mr. Chidsey, age 36, has been Chairman and Chief Executive Officer of the Insurance/Wholesale Segment of the Company since
                   November 1998. From May 1998 to November 1998, Mr. Chidsey was
                   President and Chief Operating Officer of the Alliance Marketing
                   Division of the Company. From December 1997 to May 1998, Mr.
                   Chidsey was Executive Vice President, Business Development of the
                   Company. From 1995 to December  1997, Mr. Chidsey was Senior
                   Vice President, Preferred Alliance Services for HFS. Prior to joining
                   HFS, Mr. Chidsey was the Chief Financial Officer at two divisions of
                   Pepsico Inc. with responsibilities for international operations.

David M. Johnson   Mr. Johnson, age 38, has been Senior Executive Vice President and
                   Chief Financial Officer of the Company since November 1998. From
                   April 1998 until November 1998, Mr. Johnson was Executive Vice
                   President-Finance of the Company. For the 12 years preceding
                   April 1998, Mr. Johnson was employed at Merrill Lynch Pierce
                   Fenner & Smith Incorporated ("Merrill"), most recently as a managing director of Merrill's Technology Investment Banking
                   Group. Mr. Johnson is a Director of NRT Incorporated. See
                   "CERTAIN RELATIONSHIPS AND RELATED
                   TRANSACTIONS--Relationship with NRT."

Samuel L. Katz     Mr. Katz, age 33, has been Executive Vice President, Strategic
                   Development of the Company since April 1998 and was Senior Vice
                   President--Acquisitions of the Company from December 1997 to
                   March 1998. Mr. Katz was Senior Vice President, Acquisitions of HFS
                   from January 1996 to April 1998. From June 1993 to December 1995,
                   Mr. Katz was Vice President of Dickstein Partners Inc., a private investment firm. Mr. Katz is a director of Specialty Catalog Corp. and
                   NRT Incorporated. See "CERTAIN RELATIONSHIPS AND
                   RELATED TRANSACTIONS--Relationship with NRT."

Richard A. Smith   Mr. Smith, age 45, has been Chairman and Chief Executive Officer of the Real Estate Division of the Company since December 17, 1997.
                   Mr. Smith was President of the Real Estate Division of HFS from
                   October 23, 1996 to December 17, 1997 and Executive Vice President
                   of Operations for HFS Incorporated from February 1992 to
                   October 23, 1996. See "CERTAIN RELATIONSHIPS AND
                   RELATED TRANSACTIONS--Relationship with NRT."

Tobia Ippolito     Mr. Ippolito, age 34, has been Senior Vice President and Corporate
                   Controller of the Company since April 1998. From December 17, 1997 to
                   April 1998, Mr. Ippolito was Vice President and Corporate Controller
                   of the Company. From January 1995 to December 17, 1997, Mr.
                   Ippolito was Vice President and Corporate Controller of HFS. From
                   January 1993 to January 1995, Mr. Ippolito was Corporate Controller
                   of HFS.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION


SUMMARY COMPENSATION TABLE OF THE NAMED EXECUTIVE OFFICERS

     The following table sets forth the 1996, 1997 and 1998 cash and noncash compensation awarded to or earned by each person who served as Chief Executive Officer of the Company during 1998 and the four other most highly compensated executive officers of the Company (the "Named Executive Officers"):


                          SUMMARY COMPENSATION TABLE


                                                                              Long Term
                                              Annual Compensation(1)         Compensation
                                             -------------------------   -------------------
                                                                                Awards
                                                                         -------------------
                                                                              Securities
                                                                              Underlying         All Other
Name and                                                                       Options/         Compensation
Principal Position                Year        Salary($)      Bonus($)        SARs (#)(2)           ($)(4)
--------------------------   -------------   -----------   -----------   -------------------   -------------
Henry R. Silverman                1998       1,610,367     1,207,775          18,908,920          77,626
  Chairman of the Board,          1997       1,577,472     2,366,208          19,307,180           6,760
  President and Chief             1996       1,501,903     2,250,000           4,806,200          39,804
  Executive Officer

Stephen P. Holmes                 1998         647,115       388,269           2,436,948          55,667
  Vice Chairman and               1997         499,980       299,988           1,025,620          22,903
  Chairman and CEO,               1996         417,305       215,621             240,310           4,103
  Travel Division

Michael P. Monaco                 1998         647,115       388,269           3,247,994          55,537
  Vice Chairman and               1997         499,980       299,988           2,347,325          16,514
  Chairman and CEO,               1996         105,766             0           1,441,860               0
  Alliance Marketing
  Division

Robert D. Kunisch                 1998(5)      616,870       259,086           1,573,430          20,005
  Vice Chairman,                  1997         901,480     2,799,251           1,081,240         134,615
  Relationship Management         1996              --            --                  --              --
  and Corporate Development

James E. Buckman                  1998         531,759       237,297           2,474,448          22,942
  Vice Chairman and               1997         499,980       299,988           1,075,620           6,258
  General Counsel                 1996         417,305       215,621             240,310           3,940

----------
(1) Prior to December 17, 1997, all cash compensation represents compensation paid by HFS.

(2) On September 23, 1998, the Compensation Committee approved the Senior Management Program which effectively modified the terms of certain Company stock options held by the Named Executive Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were cancelled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and (c) 33% were exchanged for similar options with an exercise price equal to the New Price. Although prior to the effectiveness of the Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unexercisable and will vest at the rate of 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 10.3 million options held by the other Named Executive Officers: (a) 25% were cancelled, (b) 25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. In addition, to further align the Senior Management (including the Named Executive Officers) interest with that of the Company's stockholders, the ability to obtain modified options was subject to such officers' agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base salary.

(3) As a result of the Senior Management Program, the following total number of options granted in 1996, 1997 and 1998 were cancelled: Mr. Silverman:
      25,813,380; Mr. Holmes: 2,115,930; Mr. Monaco: 3,197,325; Mr. Kunisch:
      1,331,240; Mr. Buckman: 2,165,930.

(4) Payments included in these amounts for the fiscal year ended December 31, 1998 consist of (i) Company matching contributions to the Employee
      Savings Plan, which is a defined contribution salary reduction 401(k) plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") and/or under a non-qualified deferred compensation plan established by HFS in 1996 ("Defined Contribution Match"); (ii) insurance premiums paid by the Company for supplemental life insurance coverage; and (iii) unused vacation pay. The payments with respect to the Defined Contribution Match, life insurance premiums and unused vacation pay were as follows:

                               Defined          Life         Unused
                            Contribution      Insurance     Vacation
                   Year       Match($)       Premium($)      Pay($)
                  ------   --------------   ------------   ---------
Mr. Silverman     1998         75,226       2,400                0
Mr. Holmes        1998         53,267       2,400                0
Mr. Monaco        1998         53,137       2,400                0
Mr. Kunisch       1998              0       2,400           17,605
Mr. Buckman       1998         20,542       2,400                0

(5) See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Other Relationships" for certain non-compensatory payments made to Mr. Kunisch under a Noncompetition Agreement during 1998.



OPTION GRANTS TABLE FOR THE NAMED EXECUTIVE OFFICERS

     The following table summarizes option grants during the last fiscal year made to the Named Executive Officers.


                     OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                      Individual Grants(3)
                       --------------------------------------------------
                            Number of          % of Total
                            Securities        Options/SARs      Exercise
                            Underlying         Granted to       or Base                      Grant Date
                           Options/SARs       Employees in       Price       Expiration       Present
        Year            Granted (#)(1)(2)      Fiscal Year       ($/Sh)         Date         Value $(4)
--------------------   -------------------   --------------   -----------   ------------   -------------
Henry R. Silverman          4,806,200(5)           4.59%          9.8125    01/22/2006      27,491,464
                            3,798,260(5)           3.63%          9.8125    04/30/2007      21,726,047
                            1,007,940(5)           0.96%         20.000     04/30/2007       4,041,839
                            7,596,520(5)           7.26%         20.000     12/17/2007      30,462,045
Stephen P. Holmes             240,310(6)           0.23%          9.8125    05/31/2006       1,374,573
                              480,620(6)           0.46%          9.8125    04/30/2007       2,749,146
                              337,036(7)           0.32%          9.8125    12/17/2007       1,927,845
                              207,964(7)           0.20%         20.000     12/17/2007         833,935
                              321,018(5)           0.31%         20.000     10/14/2008       1,287,282
Michael P. Monaco           1,441,860(6)           1.38%          9.8125    01/16/2007       8,248,011
                              156,803(6)           0.15%          9.8125    04/30/2007         896,913
                              203,662(6)           0.19%         20.000     04/30/2007         816,684
                              545,000(7)           0.52%         20.000     12/17/2007       2,185,450
                               50,669(5)           0.05%         20.000     10/14/2008         203,182
Robert D. Kunisch             665,620(6)           0.64%          9.8125    04/30/2007       3,807,346
                              325,000(6)           0.31%         13.3125    11/11/2008       2,522,000
                              295,620(6)           0.28%         20.000     04/30/2007       1,185,436
                               37,190(7)           0.04%         20.000     12/17/2007         149,131
James E. Buckman              240,310(6)           0.23%          9.8125    05/31/2006       1,374,573
                              480,620(6)           0.46%          9.8125    04/30/2007       2,749,146
                              362,036(7)           0.35%          9.8125    12/17/2007       2,070,845
                              232,964(7)           0.22%         20.000     12/17/2007         934,185
                              308,518(5)           0.29%         20.000     10/14/2008       1,237,157

----------
(1) Options granted to the Named Executive Officers expire as specified in the table. The Compensation Committee retains discretion to modify the terms of outstanding options provided that the options, as modified, do not violate the terms of the respective plan under which they were granted.

(2) The vesting of these options accelerates under certain circumstances (including a change of control of the Company occurring after the Effective Time) under the terms of the Named Executive Officers' respective employment agreements. See "Employment Contracts and Termination, Severance and Change of Control Arrangements."

(3) On September 23, 1998, the Compensation Committee approved the Senior Management Program which effectively modified the terms of certain Company stock options held by the Named Executive Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were cancelled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and (c) 33% were exchanged for similar options with an exercise price equal to the New Price. Although prior to the effectiveness of the Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unexercisable and will vest at 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 10.3 million options held by the other Named Executive
      Officers: (a) 25% were cancelled, (b) 25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. In addition, to further align the Senior Management (including the Named Executive Officers) interest with that of the Company's stockholders, the ability to obtain modified options was subject to such officers' agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base cash compensation.

(4) The values assigned to each reported option on this table are computed using the Black-Scholes option pricing model. The calculations for options granted on October 14, 1998 each assume a risk-free rate of return of 4.9%, which represents the ten-year yield of United States Treasury Notes on the option grant date. The calculations for all option grant dates assume a 55.0% volatility; however, there can be no assurance as to the actual volatility of the Common Stock in the future. The calculations for all grant dates also assume no dividend payout, a straight-line, and a 6.3 year expected life. In assessing these option values, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant to a Key Executive Officer, its ultimate value will depend on the market value of the Common Stock at a future date.

(5) These options are scheduled to vest and become exercisable in yearly increments of 25%, commencing in October 1999.

(6)   These options are fully vested and exercisable.

(7) These options are scheduled to vest and become exercisable in yearly increments of 20%, commencing in January 1999.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE FOR NAMED EXECUTIVE OFFICERS

     The following table summarizes the exercise of options by the Named Executive Officers during the last fiscal year and the value of unexercised options held by such executives as of the end of such fiscal year.


                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY-END OPTION/SAR VALUES




                                                          Number of Securities
                                                           Underlying Unexer-       Value of Unexercised
                                                                 cised                  In-the-Money
                                                              Options/SARs              Options/SARs
                      Share Acquired                         at FY-End (#)            at FY-End ($)(1)
                        On Exercise    Value Realized         Exercisable/              Exercisable/
        Name                (#)              ($)             Unexercisable             Unexercisable
-------------------- ---------------- ---------------- ------------------------- -------------------------
Henry R. Silverman      1,900,000        61,063,372     20,286,622 / 17,208,920  317,774,424 / 81,742,370
Stephen P. Holmes               0                 0      2,542,481 /    866,018   34,103,810 /  3,201,842
Michael P. Monaco               0                 0      1,802,325 /    595,669   15,187,298 /          0
Robert D. Kunisch               0                 0      1,286,240 /     37,190    8,273,390 /          0
James E. Buckman          300,000        10,328,510      2,360,713 /    903,518   30,276,386 /  3,439,342

----------
(1) Based upon the closing price of the Common Stock on the New York Stock Exchange on December 31, 1998, and applicable exercise prices.

(2) On September 23, 1998, the Compensation Committee approved the Senior Management Program which effectively modified the terms of certain Company stock options held by the Named Executive Officers. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were cancelled, (b) 33% were exchanged for similar options with an exercise price of $20 per share and (c) 33% were exchanged for similar options with an exercise price equal to the New Price. Although prior to the effectiveness of the Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unexercisable and will vest at 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 10.3 million options held by the other Named Executive
      Officers: (a) 25% were cancelled, (b) 25% were exchanged for similar options with an exercise price of $20 per share, and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. In addition, to further align the Senior Management (including the Named Executive Officers) interest with that of the Company's stockholders, the ability to obtain modified options was subject to such officers' agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base cash compensation.



PENSION PLANS


     The Company, through PHH Corporation, maintains a tax-qualified pension plan generally for the benefit of certain employees of PHH Corporation (the "Pension Plan"). The Pension Plan provides participants a defined retirement benefit commencing at normal retirement age of 65 (or earlier, with reduced payments, upon early retirement or disability). Mr. Kunisch is the only Named Executive Officer who participates in the Pension Plan or any other defined benefit pension plan of the Company.


     The actual retirement benefit provided under the Pension Plan to Mr. Kunisch is based upon years of credited service and final average compensation. The maximum aggregate benefit provided to Mr. Kunisch under the Pension Plan is equal to 60% of his Final Average Compensation. Final Average Compensation for purposes of computing aggregate benefits is the average, for the five years of service prior to retirement or other termination of employment, of base salary and bonus as reported under the "Salary" and "Bonus" columns in the Summary Compensation Table. Because of Internal Revenue Service limitations on compensation includible for purposes of the Pension Plan, Mr. Kunisch's Final Average Compensation would equal $160,000. The estimated annual benefit that Mr. Kunisch will receive under the Pension Plan upon retirement at age 65 is $96,000.

                        TEN YEAR OPTION/SAR REPRICINGS




                                            Number of                                                      Length of
                                           Securities        Market Price      Exercise                     Original
                                           Underlying          of Stock          Price                    Option Term
                                            Options/            at Time       at Time of                  Remaining at
                                              SARs           of Repricing      Repricing        New         Date of
                                           Repriced or            or              or         Exercise      Repricing
                                             Amended           Amendment       Amendment       Price           or
          Name               Date            ($)(1)               ($)             ($)           ($)        Amendment
-----------------------   ----------   ------------------   --------------   ------------   ----------   -------------
Henry R. Silverman,       10/14/98          4,806,200(2)         9.8125         16.78          9.8125     75 months
 Chairman, President      10/14/98          3,798,260(2)         9.8125         23.88          9.8125    102 months
 and Chief Executive      10/14/98          1,007,940(2)         9.8125         23.88         20.0000    102 months
 Officer                  10/14/98          7,596,520(2)         9.8125         31.375        20.0000    110 months

Stephen P. Holmes,        10/14/98            240,310(3)         9.8125         25.85          9.8125     91 months
 Vice Chairman and        10/14/98            480,620(3)         9.8125         23.88          9.8125    102 months
 Chairman and CEO,        10/14/98            337,036(4)         9.8125         31.375         9.8125    110 months
 Travel Division          10/14/98            207,964(4)         9.8125         31.375        20.0000    110 months
                          10/14/98            321,018(5)         9.8125         34.3125       20.0000    111 months

Michael P. Monaco,        10/14/98          1,441,860(3)         9.8125         25.44          9.8125     99 months
 Vice Chairman and        10/14/98            156,803(3)         9.8125         23.88          9.8125    102 months
 Chairman and CEO,        10/14/98            203,662(3)         9.8125         23.88         20.000     102 months
 Alliance Marketing       10/14/98            545,000(4)         9.8125         31.375        20.0000    110 months
 Division                 10/14/98             50,669(2)         9.8125         34.3125       20.0000    111 months

Robert D. Kunisch,        10/14/98            665,620(3)         9.8125         23.88          9.8125    102 months
 Vice Chairman,           10/14/98            295,620(3)         9.8125         23.88         20.0000    102 months
 Relationship             10/14/98             37,190(4)         9.8125         31.375        20.0000    110 months
 Management and
 Corporate
 Development

James E. Buckman,         10/14/98            240,310(3)         9.8125         25.85          9.8125     91 months
 Vice Chairman            10/14/98            480,620(3)         9.8125         23.88          9.8125    102 months
 and General              10/14/98            362,036(4)         9.8125         31.375         9.8125    110 months
 Counsel                  10/14/98            232,036(4)         9.8125         31.375        20.0000    110 months
                          10/14/98            308,518(5)         9.8125         34.3125       20.0000    111 months

John W. Chidsey,          10/14/98            240,310(3)         9.8125         23.88          9.8125    102 months
 Chairman and Chief       10/14/98            179,845(4)         9.8125         31.375         9.8125    110 months
 Executive Officer,       10/14/98            120,155(4)         9.8125         31.375        12.2656    110 months
 Insurance/Wholesale      10/14/98            215,969(4)         9.8125         34.3125       12.2656    111 months
 Segment                  10/14/98             82,625(6)         9.8125         37.50          9.8125    113 months

David M. Johnson,         10/14/98            666,667(7)         9.8125         22.00          9.8125    114 months
 Senior Executive         10/14/98            533,333(7)         9.8125         22.00         12.2656    114 months
 Vice President and
 Chief Financial
 Officer

Samuel L. Katz,           10/14/98            120,155(3)         9.8125         25.85          9.8125     91 months
 Executive Vice           10/14/98            240,310(3)         9.8125         23.88          9.8125    102 months
 President, Strategic     10/14/98            119,768(4)         9.8125         31.375         9.8125    110 months
 Development              10/14/98            180,232(4)         9.8125         31.375        12.2656    110 months
                          10/14/98            203,954(4)         9.8125         34.325        12.2656    111 months
                          10/14/98             10,000(6)         9.8125         37.50          9.8125    113 months

                                           Number of                                                     Length of
                                          Securities       Market Price      Exercise                     Original
                                          Underlying         of Stock          Price                    Option Term
                                           Options/           at Time       at Time of                  Remaining at
                                             SARs          of Repricing      Repricing        New         Date of
                                          Repriced or           or              or         Exercise      Repricing
                                            Amended          Amendment       Amendment       Price           or
          Name               Date           ($)(1)              ($)             ($)           ($)        Amendment
-----------------------   ----------   ----------------   --------------   ------------   ----------   -------------
Richard A. Smith,         10/14/98          120,155(3)         9.8125           25.85        9.8125     91 months
 Chairman and Chief       10/14/98          120,155(3)         9.8125           30.69        9.8125     96 months
 Executive Officer,       10/14/98          240,310(3)         9.8125           23.88        9.8125    102 months
 Real Estate Division     10/14/98           59,690(4)         9.8125           31.375       9.8125    110 months
                          10/14/98          140,310(4)         9.8125           31.375      12.2656    110 months
                          10/14/98          291,938(4)         9.8125           34.3125     12.2656    111 months

Tobia Ippolito,           10/14/98           70,000(4)         9.8125           31.375       9.8125    110 months
 Senior Vice Presi-       10/14/98           35,000(4)         9.8125           34.3125      9.8125    111 months
 dent and Corporate
 Controller

----------
(1) These options were effectively modified on October 14, 1998 and, other than as specified below, have the same expiration date as specified in the table. These options replace options that were cancelled under the Senior Management Program.

(2) These options are scheduled to vest and become exercisable in yearly increments of 25%, commencing in October 1999.

(3)   These options are fully vested and exercisable.

(4) These options are scheduled to vest and become exercisable in yearly increments of 20%, commencing in January 1999.

(5) These options are scheduled to vest and become exercisable in yearly increments of 20%, commencing in October 1999.

(6) These options represent bonus and salary replacement options, purchased by the optionee through a deferred compensation plan previously offered by the Company. These options are scheduled to vest and become exercisable in yearly increments of one-third, commencing in January 1999.

(7) These options are scheduled to vest and become exercisable in yearly increments of 25%, commencing in January 1999.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
ARRANGEMENTS

     Each Named Executive Officer, other than Mr. Kunisch, is employed by the Company pursuant to a written agreement of employment.

     Henry R. Silverman. Mr. Silverman is employed by the Company pursuant to an employment agreement originally entered into as of September 30, 1991 between Mr. Silverman and HFS and amended and restated from time to time (the "Silverman Employment Agreement"). The Silverman Employment Agreement was most recently amended by the Third Amendment to the Silverman Employment Agreement dated as of December 31, 1998 (the "Third Amendment"). Mr. Silverman serves the Company as its President and Chief Executive Officer and, pursuant to the Third Amendment, also as the Chairman of the Board and the Chairman of the Executive Committee of the Board (such change was effective as of July 28, 1998). Pursuant to the Third Amendment, the term of employment under the Silverman Employment Agreement was extended through December 31, 2005, subject to earlier termination or extension as provided therein; however, in connection with such extension, an automatic annual renewal provision was removed from the Silverman Employment Agreement.

     In consideration of the additional duties assumed by Mr. Silverman pursuant to the Third Amendment, the Silverman Employment Agreement, as amended, provides for Mr. Silverman to receive an annual rate of base salary of $1,500,000 for the period ending December 31, 1998, and $2,900,000 thereafter, subject to further increases relating to the Consumer Price Index. The Silverman Employment Agreement also provides Mr. Silverman an annual bonus opportunity equal to the lesser of (i) 0.75% of the Company's "EBITDA" (as defined in the Silverman Employment Agreement) for the applicable fiscal year or (ii) 150% of his annual base salary.

     The Silverman Employment Agreement provides that if Mr. Silverman resigns his employment in connection with a breach by the Company of the Silverman Employment Agreement, or if he is terminated by the Company without Cause (as defined in the Silverman Employment Agreement), he will be entitled to receive a lump sum cash payment equal to (i) the lesser of (a) 150% of his annual base salary or (b) the sum of his annual base salary plus 0.75% of EBITDA for the 12 months preceding the date of termination, multiplied by (ii) the number of years and partial years remaining in the term of employment under the Silverman Employment Agreement. In addition, Mr. Silverman would be entitled to continued health and welfare benefits during the remaining term of employment and the vesting of any options and restricted stock.

     The Silverman Employment Agreement further provides that Mr. Silverman will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

     Messrs. Monaco, Holmes and Buckman. The Company entered into employment agreements with Messrs. Monaco, Holmes and Buckman dated as of September 12, 1997 (such agreements, respectively, the "Monaco Employment Agreement," the "Holmes Employment Agreement" and the "Buckman Employment Agreement," and collectively, the "1997 Employment Agreements"). Each of the 1997 Employment Agreements originally provided for a period of employment through December 17, 2002; however, such agreements contain automatic extension periods which cause each respective period of employment to be extended by a one year increment on an annual basis (a one year extension of the period of employment through December 17, 2003 has taken effect under each of the 1997 Employment Agreements).

     Each of the 1997 Employment Agreements specifies the position and duties of the executive during the period of employment. The Monaco Employment Agreement was amended as of December 23, 1998 to reflect Mr. Monaco's new duties and responsibilities with the Company and the location of his place of employment. The Buckman Employment Agreement was amended as of January 11, 1999 to reflect his additional duties and responsibilities with the Company and the location of his place of employment. The Holmes Employment Agreement was amended as of January 11, 1999 to reflect the location of his place of employment. Currently (i) Mr. Monaco serves as Vice Chairman of the Company and as Chairman and Chief Executive Officer of the Membership and Marketing Services Division, (ii) Mr. Holmes serves as Vice Chairman of the Company and Chairman and Chief Executive Officer of the Travel Division and (iii) Mr. Buckman serves as Vice Chairman and General Counsel of the Company.

     Each of the 1997 Employment Agreements specifies the compensation and benefits provided to the Executive during the period of employment. The Monaco Employment Agreement and the Holmes Employment Agreement provide that each Executive will be paid an annual base salary of $650,000 and will be eligible for annual bonuses based on a target bonus of $650,000. The Buckman Employment Agreement provides that Mr. Buckman will be paid an annual base salary of $500,000, and will be eligible for an annual bonus based on a target bonus of $500,000; however, in connection with the January 11, 1999 amendment to the Buckman Employment Agreement, such salary and target bonus amounts were increased to $650,000. Each of Messrs. Monaco, Holmes and Buckman will be eligible to participate in all of the Company's other compensation and employee benefit plans or programs and to receive officer perquisites.

     Each of the 1997 Employment Agreements provides for certain payments in the event of termination of the Executive's employment under various circumstances. The Holmes Employment Agreement and the Monaco Employment Agreement each provide that if, before January 1, 2000, the Executive's employment is terminated by the Company other than for Cause (as defined therein) or by the Executive for Constructive Discharge (as defined therein), the Company will pay the Executive a lump sum cash payment equal to 300% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $520,000, if higher) ("Salary plus Bonus"). Each such agreement also provides that if, after December 31, 1999, the Executive's employment is terminated by the Company other than for Cause or by the Executive for Constructive Discharge, the Company will pay the Executive a lump sum cash payment equal to 500% of Salary plus Bonus. In any of the foregoing situations, the Executive would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). Each such agreement also provides that, in certain circumstances, the Executive's employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with the Company terminates or his responsibilities are reduced. In such event, the Executive would receive substantially similar payments and benefits as described above; however, his cash payment would range from 200% to 400% of Salary plus Bonus, depending on the date of such termination.

     The Buckman Employment Agreement provides that if, before January 1, 2000, Mr. Buckman's employment is terminated by the Company other than for Cause (as defined therein) or by Mr. Buckman for Constructive Discharge (as defined therein), the Company will pay Mr. Buckman a lump sum cash payment equal to 300% of the sum of (i) his annual base salary and (ii) the highest annual bonus he has received for any of the three preceding years (or $500,000, if higher) ("Buckman Salary plus Bonus"). The Buckman Employment Agreement also provides that if, after December 31, 1999, Mr. Buckman's employment is terminated by the Company other than for Cause or by Mr. Buckman for Constructive Discharge, the Company will pay Mr. Buckman a lump sum cash payment equal to 500% of Buckman Salary plus Bonus (Mr. Buckman may also resign at any time following such date and receive a lump sum cash payment equal to 200% of Buckman Salary plus Bonus). In any of the foregoing situations, Mr. Buckman would also receive any earned but unpaid base salary and incentive compensation, his benefits and perquisites would continue for 36 months and any stock options and restricted stock would vest (and such options would remain outstanding for the remainder of their terms without regard to such termination). The Buckman Employment Agreement also provides that, in certain circumstances, his employment would be deemed terminated for Constructive Discharge in the event that Mr. Silverman's employment with the Company terminates or his responsibilities are reduced. In such event, Mr. Buckman would receive substantially similar payments and benefits as described above however his cash payment would range from 200% to 400% of Buckman Salary plus Bonus, depending on the date of such termination.

     Each 1997 Employment Agreement provides that the Executive will be made whole on an after-tax basis with respect to certain excise taxes in connection with a change of control of the Company which may, in certain cases, be imposed upon payments thereunder and other compensation and benefit arrangements.

     Stock Options. Generally, all stock options granted to each of the Named Executive Officers under any applicable stock option plan of the Company will become fully and immediately vested and exercisable upon the occurrence of any change of control transaction affecting the Company (as defined in each employment agreement).

                                     * * *

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following compensation committee report on executive compensation and performance graph shall not be incorporated by reference into any such filings.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for administering the Company's executive compensation policies and programs. The Compensation Committee also reviews and approves the salaries and bonuses of the Company's executive officers as well as all grants of options to purchase shares of Common Stock.

     Officer Compensation Policy. The Compensation Committee establishes policies that include:

    o aligning the long-term interests of executive officers with the long-term interests of the Company's shareholders;

    o providing competitive levels of compensation which are, in large part, conditioned on the Company's attainment of specified performance targets; and

    o attracting, motivating and retaining the best possible executive talent for the benefit of the Company's stockholders.

     Employment Agreements. Each of the Named Executive Officers, other than Mr. Kunisch, is employed by the Company pursuant to a written agreement of employment. Other executive officers of the Company are also employed pursuant to employment agreements. The Committee has considered the advisability of using employment agreements and has determined that it is in the best interests of the Company insofar as it permits the Company to achieve its desired goals of motivating and retaining the best possible executive talent. Because of extraordinary events affecting the Company in 1998, the Compensation Committee has determined that the use of employment agreements may be necessary in certain cases to ensure the retention of key executive officers and to attract additional executive talent to the Company. Each such employment agreement separately reflects the terms that the Compensation Committee felt were appropriate and/or necessary to retain the services of the particular executive officer, within the framework of the Company's compensation policies.

     Components of Executive Compensation. The material elements of the Company's executive compensation arrangements include base salary, annual performance bonus and stock options. Each executive officer's total compensation package is designed to condition a significant portion of the executive's overall anticipated compensation on the Company's success in achieving specified performance targets.

     Base Salaries. Salaries paid to executive officers, other than the Chief Executive Officer, are reviewed annually by the Chief Executive Officer and the Executive Vice President-Human Resources based upon their assessment of the nature of the position and the contribution, experience and tenure of the executive officer. The Compensation Committee is responsible for determining the salary of the Chief Executive Officer. Because, as noted above, certain Named Executive Officers are party to employment agreements, their respective salary levels are subject to the provisions of such employment agreements (the employment agreements with the Named Executive Officers are described more fully under "Employment Contracts and Termination, Severance and Change of Control Arrangements.") Because base salaries are not tied to the performance of the Company, the Compensation Committee intends that base salaries paid to executive officers are at or below market levels, except under special circumstances.

     Annual Bonus. The Named Executive Officers are entitled to annual performance bonuses based upon the terms of their employment agreements (see "Employment Contracts and Termination, Severance and Change of Control Arrangements"), or, in the case of Mr. Kunisch, in accordance with the Company's annual incentive bonus plan, as described below. As described under "Employment Contracts and Terminations, Severance and Change in Control Arrangements," Mr. Silverman's employment agreement provides for an annual incentive bonus equal to the lesser of (i) 0.75% of the Company's EBITDA (as defined in such agreement) for the applicable fiscal year or (ii) 150% of his annual base salary. Under the Company's annual incentive bonus plan, certain employees are eligible to earn bonuses equal to a percentage of base salary based upon the degree of achievement of target levels of earnings before interest, taxes, depreciation and amortization ("EBITDA"). Such percentages of base salary range from 5% for the lowest level of employees if the minimum level of earnings is achieved, to a maximum of 100% for Executive Vice Presidents if the highest level of earnings is achieved. In 1998, bonuses paid to executive officers generally were paid at less than the target level to the extent business units for which such executives were responsible did not attain pre-established levels of EBITDA (or other relevant performance measurement). The bonuses paid to the Named Executive Officers in respect of 1998 are set forth in the Summary Compensation Table. At the recommendation of Mr. Silverman and after consideration by the Compensation Committee, the Compensation Committee authorized a 50% reduction in the 1998 bonus payable to Mr. Silverman and a 40% reduction in the 1998 bonuses payable to the other Named Executive Officers pursuant to their employment agreements.

     Stock Options. The Compensation Committee believes that the most effective way to align the interests of executives with those of shareholders is to ensure that the executives hold material equity stakes in the Company. Therefore, the Compensation Committee has determined that the continued use of stock options is the best mechanism for long term incentive compensation of executive officers. The

Compensation Committee administers each of the Company's stock option plans. Generally, option grants are approved by the Compensation Committee upon the recommendation of the Chief Executive Officer and the Executive Vice President-Human Resources, who determine the number of shares subject to such grants and the applicable terms and conditions of such grants. In general, to ensure that the use of stock options meets the intended long-term goals of the Compensation Committee, most stock option grants vest incrementally over a five-year time frame. In addition, absent special circumstances, the Company does not grant options with exercise prices below the fair market value of the Common Stock as of the date of grant. Information with respect to option grants in 1998 to the Named Executive Officers is set forth in the "Option Grants Table."

     Stock Option Exchange and Cancellation. On September 23, 1998, the Compensation Committee approved the Senior Management Program and a program to effectively reprice certain Company stock options granted to middle management of the Company during December 1997 and the first quarter of 1998. The Senior Management Program effectively modified the terms of certain options held by the executive and senior management of the Company. With respect to approximately 25.8 million options held by Mr. Silverman, (a) 33% were cancelled (b) 33% were exchanged for similar options with an exercise price of $20 per share and (c) 33% were exchanged for similar options with an exercise price equal to the New Price. Although prior to the effectiveness of the Senior Management Program all of Mr. Silverman's options were vested, the 17.2 million options granted to Mr. Silverman in such exchange are unvested and will vest at 25% per year over the next four years beginning in October 1999. With respect to an aggregate of approximately 10.3 million options held by the Named Executive Officers (a) 25% were cancelled, (b) 25% were exchanged for similar options with an exercise price of $20 per share; and (c) 50% were exchanged for similar options with an exercise price equal to the New Price. With respect to approximately 25 million options held by the Senior Management, other than the Named Executive Officers, (a) 10% were cancelled, (b) 40% were exchanged for similar options with an exercise price of $12.2656 per share, and (c) 50% were exchanged for similar options with an exercise price equal to the New Price.

     The decision to implement the foregoing plan was made after the discovery of the Accounting Issues and the subsequent decline in the price of the Common Stock. It was the view of the Compensation Committee that stock option grants with exercise prices that were substantially above the current market price of the Common Stock would undermine the intended purpose of stock options, namely to provide incentives to the Company's officers and employees. The Compensation Committee believes that such equity incentives are a significant factor in the Company's ability to retain and motivate key employees who are critical to the Company's long-term success. The Compensation Committee believes that the disparity between the exercise price of these options at their original exercise prices and market prices of the Company's Common Stock at the time of modifying such options for the Company's Common Stock did not provide meaningful incentives to the employees holding these options. The Compensation Committee approved the modifications of the option terms as a means of ensuring that employees will continue to have meaningful equity incentives to motivate such employees to strive for the success of the Company which is critical for the Company's stockholders' long-term best interest.

     In adopting the Senior Management Program, the Compensation Committee attempted to strike an appropriate balance by setting the exercise price of a portion of the options granted to Mr. Silverman and the Named Executive Officers under such Program at more than twice the then current market price of the Common Stock and requiring the cancellation of a substantial portion of the existing options exchanged pursuant to such Program. The Compensation Committee also considered the fact that, based on the Black-Scholes option pricing model, the value of the modified options on the date of grant in October 1998 had an aggregate value of less than one-quarter of the aggregate value of the package of original options that were either exchanged for the modified options or cancelled in connection with the modification on the date of their respective grants. In addition, the value of the modified options and the original options (including the permanently cancelled options) which were exchanged for the modified options had substantially the same value under the Black-Scholes pricing model on the effective date of the option modifications in October 1998 when using the same per share value of the Company Common Stock and other assumptions such as volatility, expected life and risk-free interest rate in calculating the value of both the modified and original options. To further align the interests of Senior Management (including the Named Executive Officers) with those of the Company's stockholders, the ability to obtain modified options was subject to such officers' agreement to participate in an executive equity incentive program, requiring such officers to acquire and hold Common Stock having an aggregate market value based upon their base cash compensation. The Compensation Committee also considered Mr. Silverman's agreement to extend the term of the Silverman Employment Agreement in adopting the modifications to Mr. Silverman's options and the addition of a provision in the modified options granted to each of the Senior Management in the Senior Management Program which causes the option to terminate upon the optionee's termination of employment for Cause (as defined in the option grant agreement).

     Chief Executive Officer Compensation. The compensation paid to Mr. Silverman during 1998 is based upon the terms of his existing employment agreement. Such agreement, and certain amendments made thereto during 1998, are described under "Employment Contracts and Termination, Severance and Change of Control Arrangements". Effective January 1, 1999, Mr. Silverman's annual base salary was increased to $2.9 million. The Compensation Committee determined that such increase was appropriate and in the best interests of the shareholders after considering Mr. Silverman's overall importance to the Company, as well as his increased responsibilities arising from his assumption of the roles of Chairman of the Board and Chairman of the Executive Committee, as well as the material increase in his efforts in connection with extraordinary events occurring during 1998. Mr. Silverman's annual bonus, which is disclosed in the Summary Compensation Table, was determined based on a formula set forth in his employment agreement, and is based directly on the Company's attainment of EBITDA (as defined in such employment agreement). At the recommendation of Mr. Silverman and after consideration by the Compensation Committee, the Compensation Committee authorized a 50% reduction in Mr. Silverman's 1998 bonus payable pursuant to his employment agreement.

     Deductibility of Compensation. In accordance with Section 162(m) of the Code, the deductibility for corporate tax purposes of compensation paid to individual executive officers of the Company in excess of $1 million in any year may be restricted. The Compensation Committee believes that it is in the best interests of the Company's shareholders to comply with such tax law, while still maintaining the goals of the Company's executive compensation program. However, where it is deemed necessary and in the best interests of the Company to continue to attract and retain the best possible executive talent, and to motivate such executives to achieve the goals inherent in the Company's business strategy, the Compensation Committee will recommend, and the Company is expected to pay, compensation to executive officers which may exceed the limits of deductibility.


                          The Compensation Committee

                            Robert F. Smith (Chair)

               Leonard Schutzman   The Rt. Hon. Brian Mulroney,
                                  P.C., LL.D*

                              Leonard S. Coleman


----------
* As of January 1999, Mr. Mulroney no longer serves on the Compensation
Committee.



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Directors Robert F. Smith (Chairman), Anthony Petrello, Leonard Schutzman and Robert T. Tucker served on the First Compensation Committee. After July 28, 1998, the Compensation Committee was comprised of Messrs. Smith (Chairman), Schutzman, Mulroney and Coleman. As of January 1999, Mr. Mulroney no longer serves on the Compensation Committee. Messrs. Smith, Petrello, Mulroney, Coleman and Schutzman were not employees of the Company during 1998 or before. From the Effective Time until July 28, 1998, Mr. Tucker served as a Vice Chairman and Secretary of the Company.

PERFORMANCE GRAPH

     The following graph assumes $100 invested on December 31, 1993, and compares (a) the yearly percentage change in the Company's cumulative total shareholder return on the Common Stock (as measured by dividing (i) the sum of (A) the cumulative amount of dividends, assuming dividend reinvestment during the five years commencing on the last trading day before January 1, 1994, and ending on December 31, 1998, and (B) the difference between the Company's share price at the end and the beginning of the periods presented; by (ii) the share price at the beginning of the periods presented) with (b) (i) the Standard & Poor's 500 Index (the "S&P 500 Index"), and (ii) the Standard & Poor's Services (Commercial & Consumer) Index (the "S&P SVCS Index").


                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                 AMONG CENDANT CORPORATION, THE S&P 500 INDEX
              AND THE S&P SERVICES (COMMERCIAL & CONSUMER) INDEX


         [THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR
                         THE PURPOSE OF EDGAR FILING.]


Research Data Group                           Peer Group Total Return Worksheet

Cendant Corp (CD)

                                              CUMULATIVE TOTAL RETURN
                                   ---------------------------------------------
                                   12/93   12/94   12/95   12/96   12/97   12/98

CENDANT CORPORATION                 100      92     142     152     215     121
S&P 500                             100     101     139     171     229     294
S&P SERVICES
  (COMMERCIAL & CONSUMER)           100      92     124     128     175     177


* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX.
INCLUDING REIVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING DECEMBER 31



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


RELATIONSHIP WITH CHARTWELL

     On November 22, 1994 (the "Chartwell Effective Date"), HFS (the Company's predecessor) distributed to its stockholders one (1) share of the common stock of Chartwell, then a wholly owned subsidiary of HFS, for every ten (10) shares of HFS Common Stock held of record as of November 14, 1994 (the "Distribution"). On the Chartwell Effective Date, HFS also transferred the assets and liabilities of its business of financing and developing casino gaming and entertainment facilities (the "Casino

Development Business") to Chartwell and made (and agreed to make) cash capital contributions to Chartwell aggregating $50 million. As a result of the Distribution, Chartwell became an independent publicly traded corporation and ceased to be a subsidiary of HFS.

     In connection with the Distribution and for purposes of (i) governing certain of the ongoing relationships between HFS and Chartwell after the Distribution, (ii) providing mechanisms for an orderly transition and (iii) providing HFS with a means of participating in the economic benefits of future gaming projects, HFS and Chartwell entered into certain agreements, including the Distribution Agreement, the Financing Agreement, the Marketing Services Agreement, the Advisory Agreement, the Corporate Services Agreement, the Facility Lease and the Tax Sharing Agreement on the Chartwell Effective Date. Copies of such agreements were filed with the Securities and Exchange Commission as exhibits to Chartwell's Current Report on Form 8-K dated December 2, 1994. As indicated herein under the captions "ELECTION OF DIRECTORS -- Information Regarding Nominees for the Term Expiring in 2001; Information Regarding Directors Whose Terms Expire in 2000," certain of the Company's directors and executive officers served during 1997, as directors and executive officers of Chartwell. Each of these directors and executive officers also owned certain options to purchase shares of common stock of Chartwell, which, except for the options which were granted to Mr. Edelman and Mr. Smith, were cancelled on or before February 1, 1996.

     On December 20, 1995, Chartwell Leisure Associates L.P. II, a general partnership affiliated with the Fisher Brothers and Gordon Getty ("Chartwell Leisure II") acquired approximately 17% of the outstanding common stock of Chartwell. Mr. Edelman is a partner in Chartwell Leisure II, owning in the aggregate a 4.8% beneficial interest in that partnership. On January 23, 1996, the Company acquired the Travelodge (Registered Trademark) and Thriftlodge (Registered Trademark) lodging franchise system (the "Travelodge System") and the related trademarks and trade names in North America from Forte Hotels, Inc. and Forte Plc and immediately subsequent to such acquisition, Chartwell acquired Forte Hotels, Inc., including in such purchase approximately 16 hotels and joint venture interests in 96 hotels, which are now licensed as part of the Travelodge System. As a result, Chartwell was the largest franchisee of the Travelodge System. Under the applicable franchise agreements, Chartwell was required to pay to Travelodge Hotels, Inc. ("THI"), a wholly owned subsidiary of the Company, annual franchise fees equal to four percent of gross room revenues for the owned hotel properties plus four percent of gross room revenues of such properties as marketing and reservation fees. In addition, Chartwell was required to pay to THI a license fee equal to four percent of gross room revenues multiplied by Chartwell's percentage interest in each of the hotel properties owned by joint ventures in which Chartwell acquired an interest. In connection with such acquisition, in accordance with the Financing Agreement, the Company guaranteed $75 million of borrowings by Chartwell under a $125 million revolving credit facility with certain banks. The Company received an annual guaranty fee of 2% of the $75 million credit extension. In connection with the Travelodge acquisition, the Advisory Agreement and the Marketing Services Agreement were terminated, and the Corporate Services Agreement was modified to provide for a fixed fee of $1.5 million per year, the provision of certain corporate services only through September 1996 and the requirement of the Company to provide corporate transaction advisory services. The Company also received an advisory fee of approximately $2 million from Chartwell for advisory services in connection with the acquisition by Chartwell of Forte Hotels, Inc. as described above.

     In November 1996, HFS and Chartwell agreed to terminate the Corporate Services Agreement in return for the payment by Chartwell to HFS of $9,265,000. $2,500,000 of such amount was paid in cash and the balance was paid by delivery of a promissory note in the principal amount of $7 million, payable over seven years commencing on January 1, 1999, bearing interest at the per annum rate of 6%, and payable in semi-annual installments commencing July 1, 1997. The promissory note was repaid in full on March 20, 1998 in anticipation of the sale of Chartwell as described below.

     As a result of the sale of Chartwell to Whitehall Street Real Estate Limited Partnership IX on March 25, 1998, Mr. Edelman is no longer affiliated with Chartwell or the successor to Chartwell.

     In 1996, HFS and affiliates of Chartwell entered into master license relationships with respect to the Travelodge brands in Mexico under which such affiliates assumed responsibility for providing services to the Mexican franchisees other than reservation services, which will continue to be provided by the

Company. The Company will receive royalties and fees for providing certain marketing and reservation services under the master license agreements. Rio Grande Associates LLC (with which Mr. Edelman is affiliated) replaced Chartwell under the foregoing agreements in connection with the sale of Chartwell on March 25, 1998.


RELATIONSHIP WITH AVIS RENT A CAR, INC.

     Upon entering into a definitive merger agreement to acquire Avis, Inc. in July 1996, HFS (the Company's predecessor) announced its strategy to dilute its interest in Avis's ("Avis") car rental operations while retaining assets associated with the franchise business, including trademarks, reservation system assets and franchise agreements. In September 1997, HFS completed an initial public offering ("IPO") of Avis Rent A Car, Inc. ("ARAC"), the company that operated the car rental operations of Avis, which diluted the Company's equity interest in such subsidiary to approximately 27.5%. The Company received no proceeds from the IPO. However, the Company licenses the Avis trademark to ARAC pursuant to a 50-year master license agreement and receives royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. In addition, the Company operates the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which the Company charges ARAC at cost. Messrs. Monaco, Holmes, Coleman and Edelman currently serve on the Board of Directors of ARAC. On March 23, 1998, the Company sold 1,000,000 shares of ARAC which reduced the Company's equity interest to 20.4%. On January 15, 1999, the Company sold 1.3 million shares of ARAC to ARAC for $24.25 per share or an aggregate of $31,525,000 which reduced the Company's equity interest in ARAC to approximately 20%.


RELATIONSHIP WITH NRT

     Formation/Status. NRT Incorporated ("NRT") was incorporated in August 1997 by Apollo Management, L.P. ("Apollo") and the Company. Concurrent with its formation, NRT acquired the real estate brokerage business and operations of National Realty Trust (the "Trust") which included the brokerage offices formerly owned by Coldwell Banker Corporation. In connection with the formation of NRT, the Company acquired $182.0 million of preferred stock of NRT.

     On February 10, 1999, NRT filed a registration statement on Form S-1 with the Securities and Exchanged Commission to register up to $225 million in common stock in an initial public offering. The shares to be sold in the proposed offering are comprised of newly issued shares and shares owned by Apollo. The underwriters in the offering have an overallotment option to purchase shares of NRT owned by the Company. The Company has agreed to sell 753 shares of preferred stock of NRT to NRT in the second quarter of 1999 for approximately $10.7 million.

     Franchisee Status. NRT is the largest franchisee, based on gross commission income, for each of the Company's real estate franchise systems. NRT's status as a franchisee is governed by franchise agreements (the "Franchise Agreements") with wholly owned subsidiaries of the Company (the "Real Estate Franchisors") pursuant to which NRT has the non-exclusive right to operate as part of the COLDWELL BANKER (Registered Trademark) , ERA (Registered Trademark) and CENTURY 21 (Registered Trademark) real estate franchise systems at locations specified in the Franchise Agreements. In February 1999, NRT entered into new fifty-year franchise agreements with the Real Estate Franchisors. During 1996 (from May 31, 1996), 1997 and 1998, NRT paid an aggregate of approximately $24 million, $60 million and $121 million, respectively, in franchise royalties to the Company.

     Acquisition Arrangements. The Company has an agreement with NRT that reduces NRT's effective purchase price for brokerage acquisitions in which the Company agrees to participate. In such brokerage acquisitions, the Company purchases the tradenames, trademarked operating names and, in some cases, mortgage operations of the brokerages being acquired by NRT, thereby paying a substantial portion of the total purchase price that otherwise would be payable by NRT. All other assets of the acquired brokerage are purchased by NRT. Through December 31, 1998, with the exception of the Trust, the assets of which were purchased solely with NRT's funds, the Company has provided between 12% and 90% of the total purchase price for each of the Company's brokerage acquisitions involving a total purchase price in excess of $1 million, and has provided an average of 66% of the total purchase price for all of NRT's brokerage acquisitions. At the time of NRT's formation, the Company committed to provide up to approximately $446 million in connection with NRT's brokerage acquisitions, of which approximately $446 million had been provided through December 31, 1998. In February 1999, the Company increased its commitment by up to $1 billion as follows: $500 million is immediately available and the next $500 million will become available upon the later to occur of (i) February 9, 2004 and (ii) such time as the first $500 million has been paid in connection with brokerage acquisitions. As with all of NRT's existing brokerage offices, all future acquired offices are required to be operated under the COLDWELL BANKER (Registered Trademark) , ERA (Registered Trademark) or CENTURY 21 (Registered Trademark) brand name.

     The Company acquired $216.1 million of certain intangible assets including trademarks associated with real estate brokerage firms acquired by NRT in 1997. Through December 31, 1998, the Company participated in each of NRT's 28 acquisitions of multi-office brokerages and 36 acquisitions of single-office brokerages. Through December 31, 1998, the Company has paid NRT or the seller an aggregate of approximately $446 million, and NRT has paid an aggregate of $227.4 million, in such transactions.

     In connection with the amendments to the acquisition arrangements, the Company and NRT entered into an acquisition services agreement pursuant to which the Company made an upfront payment of $30 million to NRT for services to be provided by NRT to the Company related to the identification of potential acquisition candidates, the negotiation of agreements and other services in connection with future brokerage acquisitions by NRT. Such fee is refundable in the event the services are not provided.

     Lease Agreements. NRT leases from the Company an aggregate of approximately 42,500 square feet of office space for its offices in Parsippany, New Jersey and Mission Viejo, California pursuant to two leases dated August 11, 1997 (the "Leases"). Each Lease has an initial term of five years commencing on September 1, 1997, with an option exercisable by NRT to extend the term thereof for an additional five years upon 30 days' written notice to the Company. Under the Leases, the Company is responsible for property taxes, maintenance and insurance as well as various ancillary services. Rent is payable under each Lease at a rate equal to the Company's total annual actual costs of operating the leased premises. In addition, under each Lease, NRT is permitted to amend the lease to increase or reduce the square footage of the premises as needed and as space becomes available, provided that NRT gives 60 days' advance notice to the Company of its intent to do so and the rental amount is adjusted accordingly. Each Lease is terminable by either party, with or without cause, upon 180 days' written notice to the other party. During 1997 and 1998, an aggregate of $529,000 and $853,000, respectively, was paid by NRT to the Company under the Leases.

     The Company is currently negotiating a new lease with NRT for space located at 339 Jefferson Road in Parsippany, New Jersey.

     Marketing Agreement. NRT and Cendant Mortgage Corporation ("Cendant Mortgage") are parties to a Marketing Agreement (the "Marketing Agreement"), pursuant to which NRT has agreed to assist Cendant Mortgage in the marketing of its various mortgage programs and products through NRT's real estate brokerage offices. Cendant Mortgage is required to pay NRT a marketing fee each quarter based on NRT's total number of closed real estate transactions and the average sales price of homes sold by NRT during such quarter. The term of the Marketing Agreement is 40 years unless earlier terminated by Cendant Mortgage with or without cause or, at NRT's option, in the event of Cendant Mortgage's material breach or if a nationwide third party provider of mortgage services meeting certain conditions offers NRT a comparable marketing arrangement and Cendant Mortgage declines to match the economic terms. During the term of the Marketing Agreement, NRT may not enter into any similar arrangement with another party. During 1997, over the four-month period in which the Marketing Agreement was in effect, an aggregate of $699,000 was paid to NRT under the Marketing Agreement. During 1998, an aggregate of $11,183,000 was paid to NRT under the Marketing Agreement.

     The Company expects to replace the Marketing Agreement in 1999 with a joint venture between Cendant Mortgage and NRT, which will provide the services currently provided by Cendant Mortgage.

     Relocation Management. NRT has an arrangement with Cendant Mobility Services Corporation, a wholly owned subsidiary of the Company ("Cendant Mobility"), pursuant to which NRT provides its brokerage services to relocating employees of the clients of Cendant Mobility, which are typically large corporations and governmental agencies. Pursuant to such arrangement, when receiving a referral from Cendant Mobility, NRT receives a commission on the purchase or sale of the property but is obligated to pay Cendant Mobility a portion of such commission as a referral fee. During 1997 and 1998, NRT paid an aggregate $6,435,000 and $11,631,000, respectively, in referral fees to Cendant Mobility. The arrangement with NRT is not embodied in a written agreement and, accordingly, may be subject to termination or modification at any time.

     Support Agreement. NRT and the Company are parties to a Support Agreement, dated as of August 11, 1997 (the "Support Agreement"), pursuant to which the Company has agreed to furnish NRT with certain computer and data related information services. In consideration of the provision of such services, NRT has agreed to reimburse the Company directly for certain actual costs incurred by the Company on behalf of NRT. In addition, NRT was required to pay the Company a monthly fee of $77,500 during 1997 and is required to pay a monthly fee of $41,667 during 1998 and $12,500 during 1999. During 1997 and 1998, an aggregate of $1,448,000 and $1,422,000, respectively, was paid to the Company under the Support Agreement. The Support Agreement terminates on December 31, 1999, unless earlier terminated by either party.

     Development Advance. On January 14, 1997, the Company made an advance of $20 million (the "Development Advance") to the Trust and one of its subsidiaries. The Development Advance was assumed by NRT in August 1997, at which time the term of the Development Advance was amended from 10 years to 40 years. Under the terms of the Development Advance, so long as there is no material default under any of the Franchise Agreements and NRT maintains certain levels of gross commissions income, 1/480th of the principal amount of the Development Advance will be forgiven on a monthly basis over a 40-year period.

     Other. In addition to the above-mentioned agreements, NRT is party to various other agreements and arrangements with the Company and its affiliates, including an outsourcing agreement pursuant to which the Company acts as NRT's exclusive agent in negotiating arrangements on behalf of NRT with third party service and product providers, a stockholders agreement relating to the voting, transfer and registration of shares of NRT's capital stock owned by Apollo and the Company and certain other agreements and arrangements. Pursuant to these agreements and arrangements, the Company, among other things, provides services to NRT and receives revenues, directly or indirectly, in respect thereof.

     Messrs. Katz, Johnson and Richard A. Smith serve on the Board of Directors of NRT. Mr. Monaco resigned from the Board of Directors during 1998 and was replaced by Mr. Johnson.


OTHER RELATIONSHIPS

     Mr. Edelman is of counsel to Battle Fowler, a New York City law firm. Battle Fowler represented HFS (the Company's predecessor) in certain transactions in 1998. It is expected that Battle Fowler will continue to represent the Company in connection with certain matters from time to time in the future.

     Mr. Edelman is also a partner in Chartwell Hotels Associates ("Chartwell Hotels"), a general partnership affiliated with the Fisher Brothers and Gordon Getty, and its affiliate Chequers Investment Associates, which have acquired certain hotels and mortgages secured by hotels from the Resolution Trust Corporation. In two transactions with Chartwell Hotels, entered into in November 1992 and May 1993, and each amended in December 1994, which have resulted in and will result in the addition of properties to the Company's franchise systems, the Company has advanced approximately $10 million, and has agreed to advance up to an additional $4 million if certain additional property conversions and other requirements are met, in return for Chartwell Hotels agreeing to franchise the properties with one of the Company's brands. All Chartwell Hotels properties will pay royalties once they become part of the Company's franchise systems and these royalties will be credited toward the recovery of the advance. Certain properties which cannot be converted to Company brands will also pay a percentage of gross room sales in lieu of royalties as specified in the agreements. Each advance is required to be fully recovered over a maximum five year period following the advance. In addition, as individual properties convert to Company brands, the Company will make additional advances to the franchisee of such properties to fund costs incurred in connection with such conversion. Such advances are required to be repaid with interest by the franchisee over a three year period and such repayment has been guaranteed by Chartwell Hotels.

     On March 31, 1995, the Company acquired a 1% general partnership interest in a limited partnership which develops, promotes and franchises the Wingate Inn franchise system, a new construction hotel brand. Through December 31, 1995, an additional $15 million of capital was invested in the partnership through a private placement of limited partnership unit interests, which units were sold for $50,000 each. The Company had an option to acquire the limited partner investment at a 30% compounded annual rate of return plus additional outstanding capital loans and an additional call premium equal to approximately
1.5 times annual royalty revenue, as defined. The Company also agreed to finance additional limited partner capital contributions up to $60 million at the prime lending rate, upon the occurrence of certain events, including the addition of open and operating Wingate Inn properties. Certain executives of the Company purchased limited partnership units, as follows: Messrs. Silverman, Pittman and Snodgrass, 10 units each; and Messrs. Buckman and Holmes, 2 units each and Mr. Smith, 1 unit. In addition, the Company had agreed to guarantee up to $36 million of borrowings by a subsidiary of the Partnership, which borrowings were to be used to provide financing for franchises to develop Wingate Inn facilities. The Company exercised its option to acquire the limited partnership interests on April 1, 1998 for approximately $114,750 per unit.

     In April 1995, the Company and Ramada Franchise Systems, Inc. ("RFS"), a wholly-owned subsidiary of the Company ("RFS"), entered into a license agreement with Preferred Equities Corporation ("PEC"), the owner, developer and operator of interval ownership resort facilities, pursuant to which PEC was licensed to use certain Ramada servicemarks in connection with its facilities in the United States. PEC has paid RFS $1 million in initial fees and will pay a percentage of Gross Sales (as defined) of interval ownership interests during the term of the agreement. Mr. Nederlander is the Chairman and a significant shareholder of MEGO Financial Corp., of which PEC is a wholly-owned subsidiary. The Company entered into an agreement with PEC during the second quarter of 1998 whereby RCI Travel, Inc. a subsidiary of the Company, will provide corporate and leisure travel services to PEC, including its owners, members and employees in exchange for fees payable by PEC to the Company.

     As part of Mr. Snodgrass's former employment agreement with HFS, the Company arranged to make available to Mr. Snodgrass a one-quarter interest in a Hawker 1000 aircraft. On October 1, 1998, Mr. Snodgrass exercised his right to purchase such interest from the Company for approximately $702,000 in cash through the purchase of a wholly owned subsidiary of the Company whose sole asset was such interest.

     Mr. Rosenwald serves as Vice Chairman of The Bear Stearns Companies, Inc., an investment banking firm. During 1998, The Bear Stearns Companies, Inc. provided underwriting and advisory services to the Company.

     Mr. Pittman is the President and Chief Operating Officer of American Online, Inc. ("AOL"). Century 21 Real Estate Corporation, an indirect wholly-owned subsidiary of the Company, is party to an agreement with AOL pursuant to which the National Advertising Fund for the CENTURY 21 System is committed to pay a $1,000,000 annual advertising fee to AOL for a period of five years relating to exclusive advertising rights for the CENTURY 21 System and for the CENTURY 21 Communitiessm Website on the AOL network. AOL also serves as the exclusive on-line home of the CENTURY 21 System intranet site, Century 21 Online (Registered Trademark) . It is expected that AOL and the Company and its subsidiaries will enter into advertising arrangements and internet marketing arrangements from time to time in the ordinary course of business in the future.

     On June 3, 1997, the Company entered into a Master Marketing Agreement with AOL pursuant to which the Company markets its Netmarket (Registered Trademark) online product and its automobile, shopping, travel and information/privacy individual membership programs through prominent placement and promotions on the AOL online services and AOL's Internet website, and also markets these products to AOL subscribers through various other marketing mechanisms, including inbound telemarketing, outbound telemarketing and direct mail. Pursuant to such agreement, the Company makes commission payments to AOL with respect to membership fees and certain other transaction related revenue received by the Company under this arrangement. The Company made an initial payment to AOL of $45 million upon execution of the agreement, which will primarily be credited against future membership commissions payable by the Company to AOL under such agreement. The Company made payments to AOL in the total amount of $7,434,819 during 1998.

     In connection with the Company's acquisition of PHH Corporation in 1997, the Company entered into a Noncompetition Agreement with Robert D. Kunisch. The Noncompetition Agreement generally provided that Mr. Kunisch could not, directly or indirectly, engage in any activities or be connected to any entity which is in competition with the then current businesses of the Company or PHH Corporation, or solicit any employee or customer of the Company or PHH Corporation in each case during the six year period following such acquisition. During 1998, in connection with the Company's merger with CUC, the Company had overlapping executive relationships between continuing key executives of the Company and key client executives. As a result, the Noncompetition Agreement became impaired and was terminated in connection with the Merger. The Company paid $10,744,420 to Mr. Kunisch on January 30, 1998 in satisfaction of its obligations under the Noncompetition Agreement. Mr. Kunisch continues to be bound by the Company's policies governing officers and directors regarding conflicts of interest, confidentiality and noncompetition.


CLAIMS OF CERTAIN CURRENT AND FORMER OFFICERS AND DIRECTORS OF THE COMPANY AND
HFS

     In connection with the Merger, certain officers and directors of HFS exchanged their shares of HFS common stock and options exercisable for HFS common stock for shares of the Company's Common Stock and options exercisable for the Company's Common Stock, respectively. As a result of the Accounting Issues, such officers and directors (some of whom are officers and directors of the Company) have advised the Company that they believe they have claims against the Company in connection with such exchange. In addition, certain current and former officers and directors of the Company would consider themselves to be members of any class ultimately certified in the federal securities actions now pending in which the Company is named as a defendant by virtue of their having been HFS stockholders at the time of the Merger.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent owners are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received and written representations from certain reporting persons that they were not required to file Forms 5 for a specified fiscal year, except as set forth below, the Company believes that all its officers, directors, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1998.

     On March 4, 1998, the New Directors filed an amendment to their Forms 3 correcting a typographical error in the exercise price of certain option grants. On March 4, 1998, Ken Williams, a former director of the Company, filed a Form 5, which was late. On January 9, 1998, Mr. Snodgrass filed an amendment to Form 3 correcting a typographical error in his share holdings. On March 31, 1998, Mr. Kunisch filed an amendment to a Form 4 correcting a typographical error in his share holdings. On April 8, 1998, Mr. Burnap, a former director of the Company, filed a Form 4 correcting certain arithmetic errors in prior filings. On May 8, 1998, Burton Perfit, a former director of the Company filed a Form 4, which was late, relating to a purchase of the Company's FELINE PRIDES. On December 9, 1998, Mr. Snodgrass filed an amended Form 4 correcting a typographical error in the balance of Common Stock owned by him.


                    RATIFICATION OF APPOINTMENT OF AUDITORS


                               [PROPOSAL NO. 2]


     Deloitte & Touche LLP has been appointed by the Board of Directors as the auditors for the Company's financial statements for 1999. A representative of Deloitte & Touche LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

     On January 20, 1998, in connection with the Company's previously announced plan to name a successor independent accountant following the Merger with HFS Incorporated, the Company engaged Deloitte & Touche LLP, the auditor of HFS Incorporated prior to the Merger, as its new principal independent accountants. Ernst & Young LLP, the Company's former principal independent accountants, reported on the results of operations of the Company's former CUC businesses for the year ended December 31, 1997. The reports of Ernst & Young LLP on the financial statements for the past two fiscal years of the Company contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Audit Committee of the Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audit for the two most recent fiscal years and through May 11, 1998, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference thereto in their report on the financial statements for such years. During the two most recent fiscal years and through May 11, 1998, there were no reportable events, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K. However, as previously reported, the Audit Committee of the Board of Directors of the Company conducted an investigation into accounting irregularities at former CUC business units which were audited by Ernst & Young LLP. The results of such investigation required a restatement of previously reported financial statements of the Company. Such investigation may result in disagreements by the Company with Ernst & Young LLP in the future with respect to previously reported financial statements of the Company which were audited by Ernst & Young LLP. The Company requested that Ernst & Young LLP furnish it with letters addressed to the Commission stating whether or not it agrees with the above statements. A copy of a letter, dated January 22, 1998, is filed as Exhibit 16 to the Company's Current Report Form 8-K dated January 22, 1998. A copy of a letter, dated May 15, 1998, is filed as Exhibit 16 to the Company's Current Report on Form 8-K, dated May 18, 1998.

     During the two most recent fiscal years and through January 20, 1998, the Company has not consulted with Deloitte & Touche LLP regarding either:

     (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report was provided to the registrant nor oral advice was provided that Deloitte & Touche LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

     (ii) any matter that was either the subject of a disagreement, as the term is defined in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304 (a)(1)(v) of Regulation S-K.

     Although stockholder action on this matter is not required, the appointment of Deloitte & Touche LLP is being recommended to the stockholders for ratification. Pursuant to applicable Delaware law, the ratification of the appointment of auditors of the Company requires the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Abstentions and broker non-votes will be counted and will have the same effect as a vote against this proposal.


              THE BOARD OF DIRECTORS UNAMIMOUSLY RECOMMENDS THAT
                          YOU VOTE FOR THIS PROPOSAL.

                         APPROVAL OF BY-LAW AMENDMENTS

                               [PROPOSAL NO. 3]


     On March 12, 1999, the Board approved a resolution to submit proposed amendments to Article V, Sections 1(a), 1(d), 3(d) and 4 of the By-Laws to the stockholders for approval. The relevant provisions of Article V, Section 1(a) provide for the Executive Committee of the Board to nominate certain persons nominated by the former CUC Directors (the "CUC Directors") at the time of the merger of CUC and HFS in December 1997 as Directors of the Company until such time as all claims and causes of actions relating to the Accounting Issues have been settled, adjudicated or otherwise disposed of. Article V, Section 1(d) established a Litigation Committee comprised of two CUC Directors and two Directors formerly associated with HFS Incorporated to make certain decisions relating to litigation by or on behalf of the Company against former Directors of the Company arising from the Accounting Issues. Article V, Section 3(d) provides for the Board to appoint an equal number of such CUC Directors as other Directors to the Litigation Committee thereby requiring the consent of a CUC Director to initiate certain legal proceedings by the Company against former Directors arising from the Accounting Issues. Article V, Section 4 specifies the actions required to amend the aforementioned provisions of the By-Laws.

THE PROPOSAL

     The Board of Directors recommends that the Company's stockholders vote in favor of the amendments to eliminate the provisions of the By-Laws which provide for: (i) the Executive Committee of the Board of Directors to nominate the CUC Directors as members of the Board until such time as all claims and causes of action relating to the Accounting Issues have been settled, adjudicated or otherwise finally disposed of; (ii) the Litigation Committee;
(iii) appointment of the CUC Directors to the Litigation Committee; and (iv) the approval standards necessary to amend the foregoing provisions of the By-Laws. The By-Law Amendments are set forth on Appendix A hereto with deletions indicated by strike-out.

REASONS FOR THE AMENDMENTS

     The Board of Directors has recommended the proposed By-Law Amendments because the provisions serve no benefit to the Company and may unduly restrict the Board's ability to nominate Directors and to initiate appropriate legal proceedings, if warranted, against former Directors of the Company relating to the Accounting Issues. The By-Law provisions proposed to be eliminated were added to the By-Laws in July 1998 in connection with the former Directors of the Company formerly associated with CUC (the "Former CUC Directors") agreeing to approve the separation from the Company of Walter A. Forbes, former Chairman of the Board of CUC and the Company, and in connection with the resignation of the Former CUC Directors who resigned from the Board in July 1998. The Board no longer believes that such provisions are in the best interests of the Company and its stockholders.

     The By-Laws currently provide that the Litigation Committee has the full and exclusive power and authority to: (i) determine whether pending or threatened shareholder derivative actions arising from the Accounting Issues are or would be in the best interest of the Company; and (ii) initiate, maintain or settle on behalf of the Company any direct actions by the Company against any present or former Directors (whether sued as a director or an officer) arising from the Accounting Issues. In addition, actions of the Litigation Committee require the affirmative vote of a majority of its members and, unless a majority of the Litigation Committee votes to support or permit (by taking a position of neutrality) the continuation and/or prosecution of a derivative lawsuit by a shareholder, the Litigation Committee will be deemed to have voted that the prosecution or continuation of such pending or threatened stockholder derivative action is not in the best interests of the Company. Since CUC Directors must comprise half of the members of the Litigation Committee under the current By-Laws, the approval (or the taking of a position of neutrality) of at least one of the CUC Directors is required for Litigation Committee action. The Board believes that decisions delegated to the Litigation Committee would be more appropriately made by a majority vote of the Board. The Board also believes that decisions concerning the nomination of Directors should not be constricted in the manner provided by the By-Law provisions proposed to be eliminated by the By-Law Amendments and that it is inappropriate to be required to continue to nominate the CUC Directors to the Board for an indefinite period of time in order to comply with the foregoing provisions of the By-Laws.

         FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS
                       THAT YOU VOTE FOR THIS PROPOSAL.

     Article V, Section 4 of the By-Laws states that the affirmative vote of 80% of the shares of Common Stock entitled to vote in the election of Directors (the "80% Vote Requirement") is necessary for stockholders to approve the By-Law Amendments. Based on advise of counsel, the Company believes that the 80% Vote Requirement is invalid and unenforceable under Delaware law, as the 80% Vote Requirement limits the power of the Company's stockholders to adopt, amend or repeal the By-Laws in contravention of the rights of stockholders under Delaware Law. While the Company is soliciting approval of the By-Law Amendments pursuant to the 80% Vote Requirement, if a majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Meeting approves the By-Law Amendments, but the 80% Vote Requirement is not satisfied, the Company intends to treat the By-Law Amendments as having been validly approved and adopted in accordance with Delaware law. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the proposal.

                             STOCKHOLDER PROPOSAL
               CONCERNING DECLASSIFICATION OF BOARD OF DIRECTORS


                               [PROPOSAL NO. 4]


     The following proposal, NOT recommended by the Board of Directors, has been submitted for inclusion in the proxy statement and action at the annual meeting by the Amalgamated Bank of New York, LongView Collective Investment Fund, located at 11-15 Union Square, New York, New York 10003:

     "RESOLVED: The stockholders of Cendant Corporation request that the Board of Directors take the necessary steps in accordance with Delaware law to declassify the Board of Directors so that all directors are elected annually, such declassification to be carved out in a manner that does not affect the unexpired terms of directors previously elected."

     SUPPORTING STATEMENT SUBMITTED BY STOCKHOLDER

     The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the board to directors, which results in only a portion of the board being elected annually, is not in the best interests of our Company and its stockholders.

     We therefore urge our fellow shareholders to support declassification of the Company's board of directors, which is divided into three classes with one-third of the directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually.

     We believe that electing directors in this manner is one of the best methods available to shareholder to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

     We believe that this step is warranted as a matter of sound corporate governance. We also deem it appropriate in light of the significant loss of value that Cendant shareholders have suffered, with the Company's stock price roughly half the level it was at its peak in early 1998.

     A number of companies have declassified boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all incumbent directors and reflect the need for change.

                   "WE URGE YOU TO VOTE FOR THIS RESOLUTION!"

         RECOMMENDATION OF BOARD OF DIRECTORS ON STOCKHOLDER PROPOSAL 4

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                       AGAINST THIS STOCKHOLDER PROPOSAL.

     In connection with the merger of CUC and HFS, as approved by the stockholders of the constituent companies, it was determined to divide the Board of Directors into three classes with the number of directors in each class being as nearly equal as possible. Each director serves a three year term and directors for one of the three classes are elected each year. Similar procedures for this staggered election approval have been adopted by many major corporations and, in fact, more than half of the other Fortune 500 companies provide for the election of their directors in this manner.

     The Board of Directors plays an important role in overseeing the direction of the Company. The staggered election of directors is intended to provide continuity of experienced directors on the Board and prevent a precipitous change in the composition of the Board. With staggered elections, at least two annual stockholder meetings would be required to effect a change in control of the Board of Directors. One benefit derived from that situation is an enhancement of management's ability to negotiate in the best interest of all the stockholders with a person seeking to gain control of the Company. A further benefit is the assurance of continuity and stability in the management of the business and affairs of the Company since a majority of the directors will always have prior experience as directors of the Company. The diverse nature of the Company's businesses necessitates Directors serve on the Board of Directors for a number of years in order to better understand the prospects and to become acquainted with the various elements of the Company's businesses. The Board believes this experience and continuity is critical to ensure that stockholders have knowledgeable oversight provided by their elected directors.

     Elimination of the classified board, in accordance with the Certificate of Incorporation, would require stockholder approval of a Board proposal to amend the Certificate to elect directors on an annual basis. Passage would require that 75% of the shares outstanding be voted in favor of the resolution.


         FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS
              A VOTE AGAINST THE STOCKHOLDER PROPOSAL IN ITEM 3.

     Approval of this stockholder proposal will require the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting. Under applicable Delaware law, in determining whether such proposal has received the requisite number of affirmative votes, absentions will be counted and will have the same effect as a vote against the proposal; broker non-votes will be disregarded and will have no effect on the outcome of the vote.


                             STOCKHOLDER PROPOSALS

     Proposals received from stockholders are given careful consideration by the Company in accordance with Rule 14a-8 under the Exchange Act. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the Year 2000 Annual Meeting if they are received by the Company on or before December 22, 1999. Any proposal should be directed to the attention of the Secretary, Cendant Corporation, 6 Sylvan Way, Parsippany, New Jersey 07054. In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered "timely" within the meaning of Rule 14a-4(c) such proposal must be received by the Company on or prior to March 28, 2000 and in order for a proposal to be timely under the Company's By-Laws it must be received on or prior to March 28, 2000 but no earlier than February 27, 2000.


                                        By Order of the Board of Directors
                                        /s/ JEANNE M. MURPHY
                                        --------------------
                                        JEANNE M. MURPHY
                                        Secretary



Dated: March 31, 1999

                                                                     APPENDIX A



                               BY-LAW AMENDMENTS


                                   ARTICLE V.
                     COMMITTEES OF THE BOARD OF DIRECTORS



SECTION 1. DESIGNATION.

     The Board of Directors of the Corporation shall have the following committees:

     a) An Executive Committee consisting of not less than three Directors may be elected by a majority vote of the Board to serve until the Board shall otherwise determine. The Executive Committee shall have and may exercise all of the powers of the Board of Directors when the Board is not in session, including the power to authorize the issuance of stock, except that the Executive Committee shall have no power to (i) alter, amend or repeal these By-Laws or any resolution or resolutions of the Board of Directors; (ii) declare any dividend or make any other distribution to the stockholders of the Corporation; (iii) appoint any member of the Executive Committee; or (iv) take any other action which legally may be taken only by the Board. The Executive Committee shall also act as the nominating committee, nominating persons for election as Directors. [Strike-out begins] Subject to the classification of Directors provided for under Section 1 of Article III and until such time as all claims and causes of actions relating to the Accounting Issues (as defined in Section 1(d) of this Article V) have been settled, adjudicated or otherwise disposed of pursuant to a final determination that is no longer subject to appeal or review, (x) the Executive Committee shall nominate for election as Directors Craig R. Stapleton and Robert P. Rittereiser or such alternate candidates as designated by Messrs. Stapleton and Rittereiser who are not reasonably objected to by the Executive Committee (collectively, the "CUC Directors") and (y) in the event that any one or more of Mr. Stapleton, Mr. Rittereiser or Carole Hankin are not elected, resign or are removed as Directors, then the Board will replace that individual(s) with an alternate Director as designated by the remaining individuals specified above who are not reasonably objected to by the Board. In addition, the Executive Committee shall nominate Carole Hankin for election as a Director at the Corporation's 1998 Annual Meeting of Stockholders for a term of three years. [Strike-out ends] The Chairman of the Board will also serve as Chairman of the Executive Committee. Each resolution of the Executive Committee will require approval by a majority of the members of such Committee.

     b) A Compensation Committee consisting of not less than three Directors may be elected by a majority vote of the Board to serve until the Board shall otherwise determine. The Compensation Committee will have the following powers and authority: (i) determining and fixing the compensation for all senior officers of the Corporation and those of its subsidiaries that the Compensation Committee shall from time to time consider appropriate, as well as all employees of the Corporation and its subsidiaries compensated at a rate in excess of such amount per annum as may be fixed or determined from time to time by the Board; (ii) performing the duties of the committees of the Board provided for in any present or future stock option, incentive compensation or employee benefit plan of the Corporation or, if the Compensation Committee shall so determine, any such plan of any subsidiary; and (iii) reviewing the operations of and policies pertaining to any present or future stock option, incentive compensation or employee benefit plan of the Corporation or any subsidiary that the Compensation Committee shall from time to time consider appropriate. Each resolution of the Compensation Committee will require approval by a majority of the members of such committee.

     c) An Audit Committee consisting of not less than four Directors may be elected by a majority vote of the Board to serve until the Board shall otherwise determine. The Audit Committee will have the following powers and authority: (i) employing independent public accountants to audit the books of account, accounting procedures, and financial statements of the Corporation and to perform such other duties from time to time as the Audit Committee may prescribe; (ii) receiving the reports and comments of the Corporation's internal auditors and of the independent public accountants employed by the Audit

Committee and to take such action with respect thereto as may seem appropriate;
(iii) requesting the Corporation's consolidated subsidiaries and affiliated companies to employ independent public accountants to audit their respective books of account, accounting procedures, and financial statements; (iv) requesting the independent public accountants to furnish to the Compensation Committee the certifications required under any present or future stock option, incentive compensation or employee benefit plan of the Corporation; (v) reviewing the adequacy of internal financial controls; (vi) approving the accounting principles employed in financial reporting; (vii) approving the appointment or removal of the Corporation's general auditor; and (viii) reviewing the accounting principles employed in financial reporting. Each resolution of the Audit Committee will require approval by a majority of the members of such committee. Notwithstanding the foregoing, there will be no changes in the composition of the Audit Committee prior to the date of the adoption of a resolution of the Audit Committee approving its final report concerning the Accounting Issues (as defined in Section 1(d)).


     d) [Strike-out begins] A Litigation Committee shall consist of no more than four Directors as determined by a majority vote of the Board, subject to the provisions of Section 3(d) of this Article V. The Litigation Committee will have
(i) full and exclusive power and authority to determine whether the prosecution of any pending or threatened stockholder derivative actions arising from or related to the accounting issues at CUC International Inc. businesses as disclosed by the Corporation in a press release dated July 14, 1998 or as are being investigated by the Audit Committee as of July 28, 1998 (the "Accounting Issues") are or would be in the best interests of the Corporation; and (ii) full and exclusive power and authority to initiate, maintain or settle on behalf of the Corporation any direct action by the Corporation against any present or former Director (whether sued as a director or as an officer) arising from or related to the Accounting Issues. Each resolution of the Litigation Committee will require approval by a majority of the entire committee; provided that, in the event that only two members of the Litigation Committee (or one member in the event the size of the Committee shall have been reduced to two) (such members, the "Approving Members") shall have voted to approve and authorize a settlement of an action contemplated by clause (ii) above against any defendant or defendants, independent legal counsel mutually acceptable to the Approving Members, on the one hand, and the other member(s) of the Litigation Committee, on the other hand, shall be appointed to determine whether such settlement shall be approved and such counsel's determination shall be binding upon the Litigation Committee. Unless a majority of the Litigation Committee votes to support or permit (by taking a position of neutrality) the continuation and/or prosecution of a derivative lawsuit by a shareholder, the Litigation Committee will be deemed to have voted that the prosecution or continuation of such pending or threatened stockholder derivative action is not in the best interests of the Corporation. The Litigation Committee shall be authorized to retain independent counsel. All persons who were Directors on the date of adoption of the By-Laws embodied in Sections 1(a) and (d) of this Article V shall have the right to enforce compliance with this By-Law. [Strike-out ends]


SECTION 2. MEETINGS; NOTICE.


     Regular meetings of committees shall be held at such times and places as the Board or the committee in question may from time to time determine. Special meetings of any committee may be called at any time, at any place and for any purpose by the Chairman of such committee, the Chairman of the Board, or the President, or by any officer of the Corporation upon the request of a majority of the members of such committee. Notice of regular meetings of the committees need not be given. Notice of every special meeting of any committee shall be given to each member at his usual place of business, or at such other address as shall have been furnished by him for the purpose. Such notice shall be given at least twenty-four hours before the meeting by telephone or by being personally delivered, mailed, or telegraphed. Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

SECTION 3. COMMITTEE MEMBERS; BOARD OF DIRECTOR NOMINATIONS.

     a) Each member of any committee of the Board shall hold office until such member's successor is elected and has qualified, unless such member sooner dies, resigns or is removed.

     b) Subject to Section 3(d) of this Article V, the Board may remove a director from a committee or change the chairmanship of a committee by resolution adopted by a majority of the Board.

     c) Subject to Section 3(d) of this Article V, the Board may designate one or more Directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee, occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal or otherwise. Any such designation may be made or amended by the affirmative vote of a majority of the Board.

[Strike-out begins]
     d) The Board shall designate the members of the Litigation Committee in accordance with the following: The members of the Litigation Committee shall consist of an equal number of CUC Directors and directors other than the CUC Directors (the "Non-CUC Directors"). In the event that a CUC Director serving on the Litigation Committee shall no longer serve as a member of such committee, then a Non-CUC Director serving on the Litigation Committee shall immediately resign as a member of the Litigation Committee and no action shall be taken by the Litigation Committee prior to the resignation of such Non-CUC Director. In the event that there is only one CUC Director serving on the Litigation Committee and such person shall cease serving as a member of such committee (whether because of resignation, removal or failure to be reelected as a Director by the stockholders of the Corporation), to the extent consistent with Delaware law and the Certificate of Incorporation, then such CUC Director shall be replaced on the Litigation Committee by a person who at the time of such replacement is a Director designated by Carole G. Hankin and Christopher
K. McLeod or their successors appointed or elected pursuant to Section 1(a) of this Article V to the extent they are serving as Directors (such person thereinafter to be deemed a CUC Director). No CUC Director who is a member of the Litigation Committee may be removed from the Litigation Committee. [Strike-out ends]

     d) From and after August 28, 1998, any new appointees to the Audit Committee shall be composed solely of independent directors. For this purpose, an independent director is one who:

     (1) has not been employed by the Corporation or an affiliate of the Corporation in an executive capacity within the last five years;

       (2) is not an employee of a company that is one of the Corporation's paid advisors or consultants;

       (3) is not employed by a significant customer or supplier of the Corporation;

     (4) is not remunerated by the Corporation for personal services (consisting of legal, accounting, investment banking, and management consulting services) whether or not as an employee of a corporation, division, or similar organization that actually provides the personal services, nor is an employee of an entity which derives more than 50 percent of its gross revenues from the Corporation;

     (5) is not employed by a tax-exempt organization that receives significant contributions from the Corporation;

       (6) is not a relative of any member of the senior management of the Corporation;

     (7) has no business or financial ties to the Corporation's Chief Executive Officer or other executive officers or directors other than relationships with the Corporation; and

     (8) is not part of an interlocking directorate in which the Chief Executive Officer or another executive officer of the Corporation serves on the board of another corporation that employs the director.

[Strike-out begins]
SECTION 4. AMENDMENTS.

     Notwithstanding anything contained in these By-Laws or the Certificate of Incorporation to the contrary and in addition to any other requirement set forth herein and therein, until the earlier of July 28,

2004 or such time as all litigation relating to the Accounting Issues has been settled, adjudicated or otherwise disposed of pursuant to a final determination that is no longer subject to appeal or review, the affirmative vote of a majority of the Litigation Committee shall be required for the Board to amend, modify or repeal, or adopt any provision inconsistent with, the provisions of
Section 1 (a), (c) or (d) or 3(d) of this Article V or this Section 4 and the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required for stockholders to amend, modify or repeal, or adopt any provision inconsistent with, the provisions of Section 1(a), (c) or (d) or 3(d) of this Article V or this Section 4.
[Strike-out ends]

                              CENDANT CORPORATION
                              THIS IS YOUR PROXY.
                            YOUR VOTE IS IMPORTANT.

Whether or not you plan to attend the Annual Meeting of Stockholders, you can ensure your shares are represented at the Meeting by promptly completing, signing and returning your proxy (attached below) to ChaseMellon Shareholder Services L.L.C., in the enclosed postage-paid envelope. We urge you to return your proxy as soon as possible. AS AN ALTERNATIVE TO COMPLETING THIS FORM, YOU MAY ENTER YOUR VOTE INSTRUCTION BY TELEPHONE. CALL TOLL FREE 1-800-840-1208 AND FOLLOW THE SIMPLE INSTRUCTIONS. Thank you for your attention to this important matter.


                              CENDANT CORPORATION
       PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING
                  OF STOCKHOLDERS TO BE HELD ON MAY 27, 1999
The undersigned stockholder of Cendant Corporation ("Cendant") hereby appoints Henry R. Silverman, Stephen P. Holmes and James E. Buckman, and each of them individually, with full power of substitution, attorneys and proxies for the undersigned and authorizes them to represent and vote, as designated below, all of the shares of common stock of Cendant ("Cendant Common Stock") which the undersigned may be entitled, in any capacity, to vote at the Annual Meeting of Stockholders to be held at the Ramada Inn and Conference Center, 130 Route 10 West, East Hanover, New Jersey 07936, May 27, 1999, at 10:00 a.m. Eastern Time and at any adjournments or postponements of such meeting, for the following purposes, and with discretionary authority as to any other matters that may properly come before the meeting, all in accordance with, and as described in, the Notice and accompanying Proxy Statement. The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders dated March 31, 1999, and the accompanying Proxy Statement. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NAMED NOMINEES AND FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.



(CONTINUED AND TO BE SIGNED ON REVERSE SIDE PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.)See Reverse Side

[[X]] PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.

1. Election Of Directors.
NOMINEES: Robert E. Nederlander, Leonard S. Coleman, Robert F. Smith, Leonard
S. Schutzman and Craig R. Stapleton.
THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF EACH OF THE NOMINEES.

                     FOR ALL NOMINEES [ ] WITHHELD FOR ALL NOMINEES [ ] For all nominees, except vote withheld from the following:

2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's Independent Auditors for year ending December 31, 1999.
      THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR PROPOSAL 2.
                            FOR  [ ]  AGAINST  [ ]  ABSTAIN  [ ]

3. To approve amendments to the Company's By-Laws.
      THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE FOR PROPOSAL 3.
                            FOR  [ ]  AGAINST  [ ]  ABSTAIN  [ ]

4. Stockholder proposal concerning declassification of Board of Directors. THE BOARD OF DIRECTORS OF CENDANT RECOMMENDS A VOTE AGAINST PROPOSAL 4.
                            FOR  [ ]  AGAINST  [ ]  ABSTAIN  [ ]

I plan to attend the meeting  [ ]   I have noted an address change or comment
                                              on the reverse side of the card
                                               [ ]

                                              Please sign exactly as name
                                              appears. If signing for trusts,
                                              estates or corporations, capacity
                                              or title should be stated. If
                                              shares are owned jointly, both
                                              owners must sign. THIS PROXY IS
                                              SOLICITED ON BEHALF OF THE BOARD
                                              OF DIRECTORS.


                                              DATED:               , 1999
                                              ---------------------------------

                                              SIGNATURE(S)


                                              ---------------------------------

                                              SIGNATURE IF HELD JOINTLY: